As filed with the Securities and Exchange Commission on July 8, 1997

                                                      Registration No. 33-963330
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       To
                                    FORM SB2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                           MEDICAL STERILIZATION, INC.
--------------------------------------------------------------------------------
           (Name of small business issuer as specified in its charter)


               New York                                    8091
               --------                                    ----
     (State or other jurisdiction of             Primary Standard Industrial
      incorporation or organization)             Classification Code Number


                                   11-2621408
                                   ----------
                                (I.R.S. Employer
                               Identification No.)


         225 Underhill Boulevard, Syosset, New York 11791 (516) 496-8822
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                225 Underhill Boulevard, Syosset, New York 11791
--------------------------------------------------------------------------------
                    (Address of principal place of business)


                               D. MICHAEL DEIGNAN
                      President and Chief Executive Officer
  Medical Sterilization, Inc., 225 Underhill Boulevard, Syosset, New York 11791
                                 (516) 496-8822
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                    Copy to:
                               Harvey Cohen, Esq.
    Murtagh, Cohen & Byrne, 1100 Franklin Avenue, Garden City, New York 11530
                                 ---------------

         Approximate date of commencement of proposed sale to the public:

         As soon as practicable after the effective date of the Post-Effective Amendment to the Registration Statement and from time to time thereafter, when, as and if the shareholders determine to sell their stock, the option holders and warrant holders determine to exercise their options or warrants and sell the stock purchased thereby and the Preferred shareholder determines to convert the Preferred Stock and sell the stock acquired thereby.



         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1932, check the following box. [X]



                                       1



                           MEDICAL STERILIZATION, INC.
                              Cross Reference Sheet
                        Furnished Pursuant to Rule 404(c)


Form SB-2 Item Number and Caption                                                       Caption in Prospectus
---------------------------------                                                       ---------------------

1. Front of the Registration Statement and
    Outside Front Cover Page of Prospectus .........................................    Outside Front Cover Page
                                                                                        of Prospectus.

2. Inside Front and Outside Back Cover Page
    of Prospectus ..................................................................    Inside Front Cover Page of
                                                                                        Prospectus.

3. Summary Information & Risk Factors ..............................................    Prospectus Summary; Risk
                                                                                        Factors.

4. Use of Proceeds .................................................................    Use Of Proceeds.

5. Determination of Offering Price .................................................    Not Applicable.

6. Dilution ........................................................................    Dilution.

7.  Selling Security Holders .......................................................    Selling Shareholders

8. Plan of Distribution ............................................................    Plan of Distribution.

9. Legal Proceedings ...............................................................    Legal Proceedings.

10. Directors and Executive Officers ...............................................    Directors and Executive
                                                                                        Officers.

11. Security Ownership of Certain Beneficial
      Owners and Management ........................................................    Security Ownership of
                                                                                        Certain Beneficial Owners
                                                                                        and Management.

12. Description of Securities ......................................................    Description of Securities.

13. Interest of Named Experts and Counsel ..........................................    Experts.

14. Disclosure of Commission Position on Indem-
      nification for Securities Act Liabilities ....................................    Indemnification.

15. Organization within Last Five Years ............................................    Not Applicable.



                                       2





16. Description of Business ........................................................    Business.

17. Management's Discussion and Analysis of Plan
      of Operation .................................................................    Management's Discussion
                                                                                        and Analysis of Financial
                                                                                        Conditions and Results of
                                                                                        Operation.

18. Description or Property ........................................................    Property.

19. Certain Relationships and Related Transactions .................................    Certain Relationships and
                                                                                        Related Transactions.

20. Market for Common Equity and Related Stock-
      holder Matters ...............................................................    Market for Registrant's
                                                                                        Common Equity and Rela-
                                                                                        ted Shareholder Matters.

21. Executive Compensation .........................................................    Executive Compensation.

22. Financial Statements ...........................................................    Financial Statements.

23. Changes In and Disagreements With Accountants
      on Accounting and Financial Disclosure .......................................    Not Applicable.



                                       3






THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURI-TIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   PROSPECTUS
                                   ----------

                        4,181,042 Shares of Common Stock
                                       of
                           MEDICAL STERILIZATION, INC.


         On February 14, 1996 by Registration Statement on Form SB2 effective that date, Medical Sterilization, Inc. (the "Company") registered 4,470,971 shares of Common Stock, par value $.01 per share (the "Shares") reserved for issuance upon exercise of options granted or to be granted and outstanding warrants; conversion of outstanding shares of Preferred Stock and resale of Shares held by certain shareholders.

         A Registration Statement on Form S-8 was filed on July 22, 1996 relating to the 1996 Stock Option Plan and 500,000 shares registered thereunder.

         This Prospectus is applicable to the possible sale of shares of Common Stock, par value $.01 per share of the Company (the "Shares") by the Selling Shareholders, see "Selling Shareholders", Page 51. The Shares may be received by the Selling Shareholders, (a) upon the exercise of up to 778,750 Shares presently reserved for exercise of outstanding options at prices ranging from $.74 to $9.00 per share under the 1994 Stock Option Plan, See "The 1994 and 1996 Stock Option Plans", Page 40; (b) upon the exercise of outstanding warrants to purchase 357,500 Shares at a price of $2.00 per share, See "Warrants", Page 47; and (c) upon the conversion at $2.00 per share of 687,500 shares of Series B Convertible Preferred Stock (the "Series B Stock") and upon the conversion at $1.00 per share of 1,945,625 shares of Series C Convertible Preferred Stock (the "Series C Stock"), See "Preferred Stock", Page 48; This Prospectus is also applicable to the following Shares: 15,000 Shares heretofore purchased by John
R. Hoover, and 5,000 Shares purchased by Carl and Anita Bruch, all upon exercise of options, 300,000 Shares purchased by Dr. William C. Cartinhour, Jr. (now held by the William C. Cartinhour, Jr., Trust) and 25,000 Shares purchased by Shamrock Technologies, Inc. ("Shamrock") on private placements, 16,667 Shares issued to Dr. Kennard H. Morganstern and 16,667 shares issued to Harvey Cohen upon conversion of 33,334 Shares of Series A Convertible Preferred Stock (the "Series A Stock"), and 33,333 Shares purchased by Dr. Kennard H. Morganstern upon exercise of a warrant.


THESE  SECURITIES  INVOLVE A HIGH DECREE OF RISK. SEE "RISK  FACTORS",  PAGE 10.
THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. ANY PURCHASE OF STOCK ON EXERCISE OF A WARRANT OR OPTION WILL RESULT IN AN IMMEDIATE AND TOTAL DILUTION OF THE ENTIRE PURCHASE PRICE TO A NEGATIVE VALUE.



                                       4





           The Selling Shareholders have advised the Company that they have no present intention of selling their Shares but that their Shares may be sold from time to time in the over-the-counter market at prices prevailing at the time of sale, or in private transactions at negotiated prices, and any commissions paid or discounts given will be those customary in the type of transaction involved and will be paid by the Selling Shareholder. The Company will not receive any proceeds from the sale of such Shares.

         Any brokers and dealers through whom sales of the Shares are made may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to the Shares, and any profits realized or commissions received may be deemed underwriting compensation.

           Expenses of this offering (other than brokerage commissions) are payable by the Company and estimated not to exceed approximately $21,000.

           The average of the bid and asked prices for the Company's Common Stock as reported on the NASDAQ Bulletin Board on May 30, 1997 was $1.25.

           The Company is obligated to amend the Registration Statement and this Prospectus in the event of fundamental changes in the affairs of the Company since the date hereof. No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

         The date of this Prospectus is          , 1997.


                                       5





                                TABLE OF CONTENTS
                                -----------------

                                                                                         Page
                                                                                         ----

Available Information                                                                      7

Prospectus Summary                                                                         7

Risk Factors                                                                              10

Management's Discussion and Analysis of Financial                                         16
        Condition and Results of Operations

Use Of Proceeds                                                                           24

Business                                                                                  24

Legal Proceedings.                                                                        33

Market for Registrant's Common Equity and Related Shareholder's Matters                   33

Directors and Executive Officers                                                          33

Executive Compensation                                                                    36

Security Ownership of Certain Beneficial Owners and Management                            42

Certain Relationships and Related Transactions                                            44

Plan of Distributions                                                                     45

Description of Securities                                                                 45

Selling Shareholders                                                                      51

Indemnification                                                                           54

Experts                                                                                   54

Legal Opinions                                                                            54

Additional Information                                                                    54

Index to Financial Statements                                                            F-1

Financial Statements                                                                  F-2 - F-26



                                       6







                              AVAILABLE INFORMATION
                              ---------------------

         The Company is subject to the informational requirements of the Securities Exchange Act or 1934, as amended, (the "Exchange Act"), and the Company files reports and other information with the Securities and Exchange Commission (the "Commission") as required under Section 15(d) or the Exchange Act. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at (1) Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; (2) 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and (3) 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

           The Company has furnished and intends to continue to furnish to shareholders, after the close of each fiscal year, an annual report relating to the operations of the Company, containing financial statements audited and reported upon by independent certified public accountants. In addition, the Company may furnish to shareholders such other reports as may be authorized, from time to time, by the Board of Directors.

                               PROSPECTUS SUMMARY
                               ------------------

           The following summary is qualified in its entirety by reference to the more detailed information and financial statements and related notes set forth elsewhere in this Prospectus. Each prospective purchaser of shares offered hereby is urged to read this Prospectus in its entirety.

General Development of Business

           Medical Sterilization, Inc. ("MSI" or the "Company") has established and is operating sterilization facilities to provide offsite processing and sterilization services for health care providers such as (a) hospitals; and (b) manufacturers of disposable medical devices in the Northeast corridor consisting of New York, New Jersey, Pennsylvania and the New England states. As of May 16, 1997 the Company entered into a joint venture agreement with TFX Equities Incorporated ("TFX"), a wholly owned subsidiary of Teleflex Incorporated ("Teleflex") to form SSI Surgical Services, Inc. ("SSI") which would provide offsite and onsite processing and sterilization services for health care providers in all of North America except the Northeast corridor. MSI has a 37.5% interest in SSI and TFX has a 62.5% interest in SSI. Furthermore, TFX acquired 100 shares of Preferred Stock for the sum of $5,000,000. In addition, MSI performs radiation processing of different kinds of plastic materials to achieve certain modifications of such materials.

         In furtherance of its decision to focus on its Instrument Set sterilization processing business, on March 17, 1997, MSI agreed to sell its Accelerator to Shamrock Technologies, Inc. ("Shamrock") with title to pass no later than April 30,1998. Furthermore, in order to maximize the value of its remaining contract sterilization and industrial processing business




                                       7





and to provide stability for its accelerator processing customers, on April 9, 1997, MSI entered into a Joint Marketing Agreement with E-BEAM Services, Inc. ("E-BEAM").

         On January 8, 1997, TFX acquired all of the Company's outstanding Series B Convertible Preferred Stock ("Series B Stock") and Series C Convertible Preferred Stock ("Series C Stock") from the prior owners and on January 30, 1997 TFX acquired an additional 150,000 shares of Common Stock from the Company giving it approximately 48% of the Company's outstanding voting securities.


Sterilization Services to Health Care Providers:

         The Company has entered into 53 contracts with future revenues from these contracts of $12,221,000 as of May 30, 1997 with hospitals in its area to sterilize their surgical instruments, utensils and other items requiring sterilization ("Sterilizable Items") and to provide the hospitals with MSI's standard containerized reprocessable instrument sets (the "Instrument Sets"). The Company is also negotiating contracts or purchase orders, with additional hospitals although there is no assurance that these contracts will be executed.

Sterilization of Disposable Medical Products

           MSI has also been providing contract sterilization of disposable medical products. Using either its steam or radiation equipment, it is sterilizing on a daily basis different kinds of disposable medical products for approximately 48 manufacturers located within an approximately 300 mile radius of the Company's facility in Syosset. There is no fixed term for such purchase orders. The Company receives a purchase order and immediately performs the sterilization.

Processing of Plastic Products

           The Company has also been performing radiation processing for 18 manufacturers of plastic products. The Company's electron beam radiation equipment is used to chemically link a long string of molecules of polyethylene and polyvinylchloride, to treat crude rubber to achieve bonding and hardening and to link undivided chemical constituents into a larger chemical entity.

           The Company also uses its radiation facility at Syosset to irradiate polytetrafluoroethylene ("PTFE") also known by the term "Teflon", a registered trademark of E. I. Dupont de Nemours & Co., which can then be ground into very small particles for use primarily as an additive for printing inks and as a lubricant. The Company processed PTFE for Precision Micron Powders, Inc. ("Precision") and for Shamrock pursuant to a Toll Processing Agreement, as previously amended and further amended on March 17, 1997. Pursuant to the Toll Processing Agreement, as amended, MSI will process PTFE only for Precision and Shamrock, and Precision and Shamrock agreed to use certain minimum levels of processing services through September 30, 1997 at prices which will result in a gross profit to the Company




                                       8






for providing these services. The term of the Toll Processing Agreement may be extended at Shamrock's option in one month increments until December 31, 1997, after which time MSI must cease processing PTFE, unless otherwise agreed by Shamrock. The Company anticipates that the amended Toll Processing Agreement will result in the purchase by Precision and Shamrock of approximately $4.7 million of PTFE processing services for the period of January 1, 1997 through September 30, 1997 if the Toll Processing Agreement is performed in accordance with its terms.

Risk Factors

         The purchase of the securities involves a high degree of risk. Risk factors to be considered include the Company's history of losses since inception; the Company's lack of working capital; the competition which could affect growth; the Company's dependence on key personnel; the Company's dependence on relatively few customers in its contract sterilization services and its agreement to process PTFE for only one customer for a period ending September 30, 1997 and to discontinue such services after the contract has been completed; the effect of the Company's litigation with Shamrock on its operations during the past seven years; the effect of government regulations; the fact that dividends are not likely; the control by insiders and the provisions for indemnification of Directors; the fact that all the Company's principal shareholders are registering all shares owned by such persons for resale.

Use of Proceeds

           The Selling Shareholders and any warrant holders or option holders who receive Common Stock on the exercise of options or warrants and the holders or Series B and C Stock who receive shares of stock on conversion of Preferred Stock will receive all of the proceeds of the sale of shares of Common Stock in this offering. and the Company will receive no part thereof. As previously set forth, this registration statement relates only to the sale of shares held or acquired by the Selling Shareholders. The holders of the Preferred Stock may convert the Preferred Stock into Common Stock, and the Company will not receive any funds on such conversion.

Market for Registrant's Common Equity

           The Company's Common Stock is sold in the over-the-counter market and is quoted on the NASDAQ Bulletin Board. The average of the bid and asked prices on May 30, 1997 was $1.25.

           MSI was incorporated on May 27, 1982. The Company's executive offices are located at 22 Underhill Boulevard, Syosset, New York 11791 and its telephone number is (516) 496-8822.



                                       9





                                  RISK FACTORS
                                  ------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE COMPANY HAS INCURRED SUBSTANTIAL LOSSES SINCE ITS FORMATION. ACCORDINGLY, THE SHARES SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS OR HER ENTIRE INVESTMENT.


         1. History of Losses, Adverse Operating History. The Company has operated at a loss or very small profit for each year. In 1996, the net loss was $995,442 before deduction of undeclared dividends on preferred stock of $123,552. For the three months ended March 31, 1997, the Company's net operating income was approximately $92,000, and the net income after deducting the undeclared dividends on preferred stock was approximately $61,112. From inception through March 31, 1997 the Company had an accumulated deficit of approximately $8,482,000. There can be no assurance of the Company ever achieving consistent profitability. During this period the Company financed its operations through receipts from operations. the sale of stock and borrowing money from individuals, corporations and lending institutions.

         2. Lack of Working Capital; Need for Additional Financing. Since the date or incorporation, May 27, 1982, the Company was engaged in raising capital, leasing and equipping a sterilization facility and establishing a market program. It reported as a development stage enterprise through December 31, 1984. Subsequent thereto it has engaged in service to hospitals, contract radiation service and, in 1987 , the processing of PTFE for manufacture into lubricant powders.

         As of December 31, 1996, the Company had working capital of approximately $292,000 as compared to working capital of approximately $1,607,000 as of December 31, 1995. As of March 31, 1997 the Company had negative working capital of approximately ($1,177,000) as compared to working capital of approximately $1,149,000 as of March 31, 1996.

         The principal of its loan with its former principal bank is $464,335.74 as of March 31, 1997 with the principal being amortized on a monthly basis at the rate of $12,500 per month with a balloon payment of $326,836 due October, 1998.

           The Company's line of credit arrangement with Rosenthal & Rosenthal, Inc. ("Rosenthal") calls for a revolving collateralized line of credit of up to $2,000,000 with an expiration date of January 31, 1998. The line of credit is collateralized by basically all of the assets of the Company. The Company can borrow up to 75% of its eligible accounts receivable. The interest rate on the facility is prime plus 3 1/2%.

           On January 3, 1996 the Company entered into a significant agreement with Pilling Weck, Inc. a subsidiary of Teleflex providing for MSI to purchase and Pilling Weck to supply the Company's instrument needs during the three year term of the agreement. Pursuant to



                                       10






the agreement, the Company can purchase instruments on terms, 60 days from date of invoice, or on operating lease terms utilizing Pilling Weck's third party financing facility or an MSI financing facility. Pilling Weck agreed to represent and sell MSI's procedure specific decontamination, reprocessing and/or sterilization services in selected areas of the United States and to selected Integrated Healthcare Networks ("IHN") in the United States.

         In January, 1997, the Company entered into a loan agreement with TFX. The principal amount of the loan is $500,000 and bears interest at the rate of prime plus 1%. The note is due and payable on January 31, 1998.

         On April 21, 1997, the Company entered into an operating lease agreement with North Fork Bank in the amount of $1,500,000, pursuant to which the Bank will purchase the Company's instrument needs and lease them to the Company. The agreement has an interest rate of prime plus 1/2%. The lease agreement is guaranteed by Teleflex. Furthermore, on April 9, 1997, the Company received $150,000 from E-BEAM on execution of the Joint Marketing Agreement and no later than April 30, 1998, the Company will receive approximately $1,250,000 from the sale of the accelerator to Shamrock.

         As of May 16, 1997, the Company entered into a joint venture agreement with TFX to incorporate SSI which would provide offsite and on-site processing and sterilization services for health care providers in all of North America except the Northeast corridor. In this joint venture MSI has 37.5% of SSI and TFX has 62.5%. In addition, TFX acquired 100 shares of Preferred Stock for the sum of $5,000,000.

           Management believes that with the extension of the Rosenthal agreement, the Pilling Weck agreements, the operating lease agreement with North Fork Bank, the loan from TFX, the moneys received from E-BEAM and to be received from Shamrock, and the SSI joint venture the Company will have adequate working capital for the foreseeable future. However, the Company may require additional working capital in the future and there can be no assurance that such additional working capital will be on acceptable terms, if at all.

         3. Competition. V. Mueller/Convertors, a division of Allegiance (formerly Baxter Healthcare's U.S. distribution group) has offsite facilities in several cities in various modes of operation, but the Company has been advised that Allegiance recently divested this group to a private entity. It is not clear whether the new entity's focus will be instrument or gown reprocessing or both. Steriltek, a Los Angeles based company, has announced plans to build mini versions of MSI to service hospital clusters in dense geographic areas.

         The Company's principal competition with respect to its sterilization services for healthcare providers comes from the in-house sterilization facilities of hospitals and ambulatory surgi-centers. Most hospitals have an in-house sterilization capability and many have invested significant capital in their sterilization facilities. Also, the in-house sterilization facility staff may be committed to maintaining the facility and its current staffing levels. As a result, healthcare providers may be reluctant to shift their sterilization activities from in-



                                       11






house  to  an  offsite  contractor.   Furthermore,  some  hospitals  have  union
agreements that preclude or mitigate a hospital's ability to outsource.

           The number of hospitals the Company has been servicing has not changed significantly in the last two years, averaging about 27 hospitals. The aggregate annual revenue from the hospital contracts has also not changed in this period of time being approximately $4,726,000 in 1996 and $4,711,000 in 1995 and $1,205,000 for the three months ended March 31, 1997. The Company's revenues from its hospital sterilization services have been at a volume below that which will yield a profit to the Company.

         Several small and large companies are specializing in on-site instrument processing, consulting and management services, providing hospitals and hospital networks a competitive choice between MSI's offsite instrument processing and sterilization services. A wholly owned subsidiary of Teleflex, Endoscopy Specialists, Incorporated ("ESI"), specializes in on-site instrument processing. However, in January, 1997, MSI and ESI started cooperative marketing of a total processing management solution.

         Furthermore, as previously stated, SSI will be offering offsite instrument processing and sterilization services throughout North America.

         4. Dependence on Key Personnel. Dr. Kennard H. Morganstern, the founder and Chairman of the Board of the Company, has entered into a transition agreement with the Company, providing that for a period of three years commencing September 8, 1996 Dr. Morganstern will serve as Chairman of the Board of the Company and make available at least 50% of his time for consulting purposes at an annual salary of $75,000. D. Michael Deignan was elected President on September 8, 1995 and became Chief Executive Officer on January 3, 1996.

         5. Dependence on Relatively Few Customers. A significant portion (approximately 33%) of the Company's revenues in 1996 were derived from processing PTFE powders. In that activity the Company has been dependent upon Shamrock and its subsidiary, Precision Micron Powders, Inc. ("PMP").

           The Company's revenues from processing PTFE for Shamrock and/or PMP amounted approximately to $2,925,000 (33.9%) in 1996 and $2,720,000 (31%) in
1995. For the three months ended March 31, 1997, the Company's revenues for processing PTFE for PMP and/or Shamrock were approximately $789,000 (34.8%).

           As previously stated, the Company has contracted to sell its accelerator to Shamrock no later than April 30, 1998. The contract to irradiate PTFE terminates at the latest on December 31, 1997. In addition, the Company has entered into a Joint Marketing Agreement with E-BEAM which provides for the Company to transfer its customer lists to E-BEAM. Accordingly, the processing of PTFE and medical disposables and products will terminate at the latest in the first quarter of 1998.



                                       12





         6. Government Regulations. The Company has complied with the requirements of and obtained a license from the New York State Department of Labor, Division of Safety and Health Radiological Health Unit for its electron beam radiation sterilization and processing facility. This license is in force.

         The Company also obtained a license from the New York State Department of Environmental Conservation operating through the Nassau County Department of Health to operate its radiation sterilization and processing facility. This license is currently in force and will remain in force until December 31, 1997 unless extended.

           The Company is also registered with the Department of Health and Human Services, Public Health Service of the Food and Drug Administration
("FDA"), and conforms to the FDA compliance program with regard to the industrial sterilization or medical devices. The Company complies with the FDA compliance program, even though for these purposes, a hospital (the Company, by extension) is not subject to the FDA regulations.

         The Company also complies with the regulations of the New York State Department of Health, acting through the Nassau County Department of Health, with regard to the disposition of effluents. The Company complies with regulations of the New York State Department of Environmental Conservation concerning the handling and disposal of regulated medical waste.

         Finally, the Company also complies with the requirements of the Occupational Safety and Health Administration ("OSHA").

         7. Dividends Not Likely. There can be no assurance that the operations of the Company will result in sufficient revenues in the future to enable the Company to operate at profitable levels or to generate a positive cash flow. For the foreseeable future it is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to shareholders. In addition, the terms of certain of the Company's loan agreements, the Financing Agreement with Rosenthal & Rosenthal, Inc. and the Series B and C Stock prohibit the payment of dividends on Common Stock.

         8. Dilution and Market Price. As of March 31, 1997, the Company had 3,170,496 Shares outstanding. The tangible book value (deficit) of the shares as of said date is ($.20). 778,750 Shares to be received by the Selling Shareholders upon the exercise of options granted or to be granted under the Company's 1994 Stock Option Plan, 357,500 Shares to be received by the Selling Shareholders upon the exercise of warrants, 2,633,125 Shares issuable to the Selling Shareholders upon conversion of Series B and C Stock, and 411,667 Shares presently held by Selling Shareholders and acquired either by purchase in private placements, exercise of options and warrants or conversion of Preferred Stock are registered hereunder for the future sale of said shares by the Selling Shareholders and are the subject of this prospectus. Although the Company cannot predict that any warrant holder or option holder will exercise their warrants or options, the issuance of such Shares upon exercise of



                                       13






the warrants, options and the conversion of the Preferred Stock will constitute an immediate substantial dilution in earnings per share but an increase in book value per share to existing shareholders. The Selling Shareholders may realize a dilution of their investment because the exercise price of their options or warrants may be higher than the book value per share of the Common Stock after the exercise. Furthermore, any sales of substantial amounts of the Company's stock in the open market by the Selling Shareholders could have a significantly adverse effect on the market price of such stock. The Company will not receive the proceeds of sales of stock by the Selling Shareholders.

         9. Control by Insiders. As of May 30, 1997, all officers and directors including designees of TFX as a group held approximately 70% of the Company's outstanding stock. Dr. Cartinhour bought 300,000 shares of the Company's Common Stock in a private placement on September 3, 1987. Dr. Cartinhour is not deemed to be an insider.

         On January 8, 1997, approximately 45% of the voting shares of the Company's stock was acquired by TFX. TFX purchased the Series B Stock and Series C Stock from the previous owners of such stock. In connection with this transaction and after the resignation of three of the incumbent Directors, three nominees of TFX, were elected to the Company's Board of Directors. In January, 1997, the Company issued 150,000 shares of its common stock to TFX to pay $300,000 of accounts payable due to Pilling Weck, a subsidiary of Teleflex. This increased TFX's interest in the outstanding voting securities to approximately 48%.

         For the purposes of the foregoing calculations of percentage ownership of stock, the securities which are not outstanding but could be outstanding on the exercise of stock options and warrants or conversion of the Preferred Stock have been deemed outstanding. It is clear that after the exercise of options and warrants and conversion of Convertible Preferred Stock, the Company will be controlled by insiders.

         10. Indemnification of Directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's By-Laws or New York Law, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         11. Preferred Stock. In 1994, the Company restructured the 750,000 shares of Series A Convertible Preferred Stock into what now amounts to 687,500 shares of Series B Stock



                                       14






and 1,945,625 shares of Series C Stock. The Series C Stock is automatically converted into Common Stock on December 30, 2004 and there are no dividends payable or accrued on such stock. Furthermore, the Series C Stock will be automatically converted into Common Stock if the market price of the Company's Common Stock as quoted on NASDAQ, attains and maintains for 90 days a price of $3.00 per share during the five years ending October 31, 1999. The Series B Stock will be automatically converted into Common Stock if the market price of the Company's Common Stock attains and maintains for 90 days a price of $6.00 per share during the five years ending October 31, 1999. The Series B Stock matures December 30, 1999 and dividends accrue at the rate of 8% per year. At that time the Company will have to pay to the Series B Shareholders the sum of $1,373,000 plus an amount equal to all unpaid accrued dividends unless the Series B Stock has been automatically converted as set forth above. In the event the Series B Stock has not been converted prior to December 30, 1999, the Company will either have to negotiate an extension of time to pay it or obtain other financing to pay it. There is no assurance at this time that the Company will be able to obtain sufficient funds to pay the Series B shareholders or obtain an extension of time.

         12. The Lease. The Company's old lease on the premises it occupies expired February 28, 1996. However, on November 20, 1995, the landlord and the Company entered into a new lease covering the period from March 1, 1996 to February 28, 2001 at annual rates of $456,000 for the first three years and $504,000 for the next two years.

         13. Shares Registered by Selling Shareholders. All of the Company's principal shareholders, as well as its key employees, are registering all shares owned by such persons for resale. These persons own approximately 411,667 shares of Common Stock, approximately 2,633,125 shares of Common Stock on conversion of the Series B and Series C Stock, and hold options and warrants exercisable within 60 days to acquire 1,136,250 shares in the aggregate. Sales of substantial amounts of Common Stock in the open market following this offering could adversely affect the market price of the Common Stock.



                                       15






                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                -------------------------------------------------
                       CONDITION AND RESULTS OF OPERATIONS
                       -----------------------------------

Overview

         The Company incurred a net operating loss of approximately $995,000 in the year ended December 31,1996 compared to a net income of approximately $192,000 in the year ended December 31, 1995. The net loss was mainly the result of costs incurred to implement its National Sales Program, providing additional reserves for bad debt losses and costs incurred related to above normal historical levels of legal expenses from its new legal counsel and additional one time termination expenses incurred as result of the elimination of an Officer's position. Also, the Company added a full-time Chief Executive Officer to direct the nationalization and other growth programs. The former Chief Executive Officer and Chairman of the Board of Directors now functions solely as Chairman providing consulting services at 50% of his former salary.

         The Company in 1996 made a significant investment in a national sales program including sales personnel to introduce its service to other sections of the country. This investment made up approximately $255,000 of the increase in selling, general and administrative expense. The Company has entered into a joint venture agreement with TFX to form SSI which will pursue the national program. The Company will transfer its prospects in several cities to the joint venture as well as its know how and proprietary hospital tracking software in consideration for a 37 1/2% interest in the joint venture.

         For the fiscal year ended December 31, 1996, the Company's sterilization services for healthcare providers, contract sterilization of disposable medical products and radiation processing of industrial products businesses accounted for approximately 55.1%, 11.0% and 33.9%, respectively, of the Company's revenues, as compared with 53.7%, 15.3%, and 31.0%, respectively, for the fiscal year ended December 31, 1995. The Company's Board of Directors has determined that it is in the best interests of the Company's shareholders that the Company focus on its core Instrument Set sterilization processing business. Accordingly, it has contracted to sell its accelerator system to Shamrock and has executed a Joint Marketing agreement with E-BEAM. Under the Agreement with Shamrock the Company would receive approximately $1,250,000 for the Accelerator and related equipment with a Closing Date of no later than April 30, 1998 at which time title to the beam would be transferred to Shamrock. Shamrock has posted a $500,000 standby letter of credit in escrow. The removal of the Accelerator would be commenced and diligently completed after the Closing. See "Write Down of Assets".

          On January 8, 1997, approximately 45% of the voting shares of the Company's stock was acquired by TFX. TFX purchased the Series B Stock and Series C Stock from the previous owners of such stock. In connection with this transaction and after the resignation of three of the incumbent Directors, three nominees of TFX Equities Inc. were elected to the Company's Board of Directors. In January, 1997, the Company issued 150,000 shares of its




                                       16





common stock to TFX to pay $300,000 of accounts payable due to Pilling Weck, a subsidiary of Teleflex increasing its interest to approximately 48% of the voting shares of the Company.

         Price increases are governed by contract terms for sterilization services to healthcare providers. These contracts have recognizable escalation factors. The prices for sterilization of disposable medical products and the processing of industrial products are determined by competition and market conditions. Price increases normally will be reflected in increased revenues and profits and price decreases normally will result in decreased revenues and profits.

         In July, 1996, the Company extended the term of its working capital line of credit (which was due to expire in January, 1997), to January, 1998. All other terms of the agreement were left the same. See Note 6 of Notes to Financial Statements.

         In January, 1997, the Company entered into a loan agreement with TFX. The principal amount of the loan is $500,000 and bears interest at the rate of prime plus 1%. The note is due and payable on January 31, 1998.

         The April 9, 1997 Joint Marketing Agreement with E-BEAM provides for the transfer of the Company's contract sterilization and industrial processing customers at a price of 15% of related revenues up to $350,000. Upon execution of the agreement the Company received a refundable deposit against future royalties of $150,000.

Results of Operations

Three  Months  ended March 31, 1997  compared  with three months ended March 31,
1986

Revenues

         Revenues for the three months ended March 31, 1997 increased approximately $210,000 or 10% to approximately $2,266,000 from revenues of approximately $2,056,000 for the three months ended March 31,1996. The increase in revenues was attributable to an approximate $88,000 increase in revenues or a 45.7% increase in the Company's radiation processing of industrial products business, an approximate $82,000 or 12.1% increase in revenues in the Company's contract sterilization business, and an approximate $40,000 or 3.4% increase in the Company's revenues in its hospital services division.

Costs and Expenses

         Total expenses increased approximately $21,000 or 1% to approximately $2,174,000 for the three months ended March 31, 1997 compared to approximately
$2,153,000 for the three months ended March 31, 1996. Operating expenses have increased approximately $75,000 or 5.1% due to increases in salaries and supplies to support the increased sales volume. Selling, general and administrative expenses have decreased approximately $83,000 or 13.9% due primarily to certain national marketing expenses now being borne by Teleflex,



                                       17







whereas  last  year  they  were  borne  by  MSI.   Interest  expense   increased
approximately $28,000 or 38% due to increased capital leases used to purchase surgical instruments and the additional borrowing of $500,000 from TFX.

Net Income (Loss)
Applicable to Common Shareholders

         Net income applicable to common shareholders was approximately $61,000 or $.01 per share for the three months ended March 31, 1997 compared to net
(loss) of approximately ($128,000) or ($.04) per share for the three months ended March 31, 1996.

1996 Compared with 1995

Revenues

         Revenues for the year ended December 31, 1996 decreased approximately 2% to approximately $8,626,000 from approximately $8,772,000 for the year ended December 31, 1995. The decrease in revenues was attributable to an approximate $41,000 or approximately 1% increase in total revenues related to the Company's sterilization services to healthcare providers business and an approximate $205,000 or 8% increase in total revenues related to the Company's radiation processing of industrial products business, offset by an approximate $393,000 or 29% decrease in total revenues related to the Company's contract sterilization business.

         The increase in radiation processing revenues was primarily attributable to increased business under the Company's toll processing agreement with Shamrock. The decrease in the contract sterilization business was due primarily to the loss of the Company's largest customer which moved its business out of the Company's area of operation.

Gross Profit

         Gross profit increased approximately $67,000 or 3% from approximately $2,349,000 in the year ended December 31, 1995 to approximately $2,416,000 in the year ended December 31, 1996. Gross profit as a percentage of revenues increased 1.3% from 26.7% in the year ended December 31, 1995 to 28% in the year ended December 31, 1996. The increase in the Company's gross profit was attributable to improved production efficiencies in the Company's plant. The major components of these efficiencies were a reduction in labor as a percentage of revenues and a reduction in supplies used in production.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses increased by approximately $654,000 from approximately $1,788,000 in the year ended December 31, 1995 to approximately $2,442,000 in the year ended December 31, 1996. As a percentage of revenues selling general and administrative expenses increased from 20% in the year ended December 31, 1995 to




                                       18






28% in the year ended December 31, 1996. The major portion of the increase was the result of the Company making a significant investment in its national sales and marketing areas. The Company strengthened these areas as it prepared to expand from a Regional Company to a National Company. In addition the Company had above normal historical levels of legal expenses from its new legal counsel and additional one time termination expenses incurred as result of the elimination of an Officer's position. Also, the Company added a full-time Chief Executive Officer to direct the nationalization and other growth programs. The former Chief Executive Officer and Chairman of the Board of Directors now functions solely as Chairman providing consulting services at 50% of his former salary.

Bad Debt Expense

         Bad debt expense increased by $526,000 from $34,000 in 1995 to $560,000 in 1996. This increase is due to additional write-offs and adjustments of $307,000 in 1996 and an increase in the allowance for doubtful accounts of $219,000. The increase in write-offs and adjustments is due to the write-off of a receivable from a customer in bankruptcy and the settlement of amounts in dispute. The increase in the allowance for doubtful accounts relates to receivables from certain hospitals whose financial condition has deteriorated.

Write Down of Assets

         In March, 1997, the Company entered into a sales agreement to sell its electron beam Accelerator to Shamrock. The title to the Accelerator will pass to the purchaser no later than April 30, 1998, which is after the end of the current Toll Processing Agreement. The sales price of the Accelerator was approximately $1,250,000. The Company has charged $103,000 to its operations to reflect the reduction of the value of the related assets being sold.

Interest Expense

         Interest expense remained approximately the same for the year ended December 31,1995 compared to the year ended December 31,1996.

Net Loss

         The Company incurred a net loss of approximately $995,000 in the year ended December 31, 1996 compared to a net income of approximately $192,000 in the year ended December 31,1995. The net loss was mainly the result of costs incurred to implement its National Sales Program, providing additional reserves for bad debt losses and costs incurred related to above normal historical levels of legal expenses from its new legal counsel and additional one time termination expenses incurred as result of the elimination of an Officer's position. Also, the Company added a full-time Chief Executive Officer to direct the nationalization and other growth programs. The former Chief Executive Officer and Chairman of the Board of Directors now functions solely as Chairman providing consulting services at 50% of his former salary.




                                       19






Net Income (Loss) Applicable to Common Shareholders

         Net loss per share of common stock for the year ended December 31,1996 was ($.37) compared to net income per share of $.02 for the year ended December 31, 1995. The net loss was primarily due to the net loss described above partially offset by a decrease in the weighted average number of common shares outstanding, due to the exclusion of common stock equivalents in 1996.

1995 Compared with 1994

Revenues

         Revenues for the year ended December 31, 1995 increased approximately 7% to approximately $8,772,000 from approximately $8,220,000 for the year ended December 31, 1994. The increase in revenues was attributable to an approximate $682,000 or 8% increase in total revenues related to the Company's sterilization services to healthcare providers business and an approximate $77,000 or 1%
increase in total revenues related to the Company's contract sterilization business, partially offset by an approximate $207,000 or 2% decrease in total revenues related to the Company's radiation processing of industrial products business. The increase in total revenues related to the Company's sterilization services to healthcare providers was attributable to market penetration of new customers and expanded services to the Company's existing customer base. The Company's sales strategy is to grow existing accounts by service expansion: for example, if the Company is serving the labor and delivery department of a hospital it will attempt to leverage its service into the general operating room of the hospital after a period of successful product performance in the original labor and delivery area. MSI also intends to expand its portfolio of reprocessing services to include new service offerings such as endoscopy procedure specific Instrument Sets. The decrease in radiation revenues was primarily attributable to discounted prices given to its largest customer. These price concessions, which are basically volume discounts, were given to ensure a steady flow of production through its facility which provides for a more consistent absorption of the Company's overhead.

Gross Profit

         Gross profit increased approximately $374,000 or 19% from approximately $1,972,000 in the year ended December 31, 1994 to approximately $2,346,000 in the year ended December 31, 1995. Gross profit as a percentage of revenues increased 2.8% from 23.9% in the year ended December 31, 1994 to 26.7% in the year ended December 31, 1995. The increase in the Company's gross profit was attributable to improved production efficiencies in the Company's plant. The major components of these efficiencies were a reduction in labor as a percentage of revenues, and a reduction of utilities as the Company made arrangements to purchase the major portion of its electricity from New York State Power Authority at reduced rates.



                                       20






Selling, General and Administrative Expenses

         Selling, general and administrative expenses (including bad debt expense) increased by approximately $116,000 from approximately $1,706,000 in the year ended December 31, 1994 to approximately $1,822,000 in the year ended December 31, 1995. As a percentage of revenues, selling, general and administrative expenses increased from 20.7% in the year ended December 31, 1994 to 20.8% in the year ended December 31, 1995. The major portion of the increase resulted from the recruiting and eventual hiring of a new president of the Company and the expenses related thereto, which was a non-recurring expense. In most other areas of selling, general and administrative expenses, the Company experienced virtually no increases.

Interest Expense

         Interest expense increased from approximately $221,000 or 2.7% of revenues for the year ended December 31, 1994 to approximately $335,000 or 3.8% of revenues for the year ended December 31, 1995. This increase of $114,000 or 52% was the result of increased borrowing to support the Company's growth and an increase in the Company's interest rate.

Net Income

         Net income increased from approximately $52,000 or 0.6% of revenues in 1994 to approximately $192,000 or 2.2% of revenues in the year ended December 31, 1995. This represented an increase of approximately $140,000 or 269% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase in net income is basically attributable to the increased sales volumes and gross margin increases partially offset by increases in selling, general and administrative expenses and interest expense as the Company continued to make investments in these areas.

Net Income (Loss) Applicable to Common Shareholders

         Net income (loss) applicable to common shareholders for the year ended December 31, 1995 was approximately $77,000 versus a net loss of approximately ($126,000) for the year ended December 31, 1994. This represented an increase of approximately $203,000 for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was the result of the increase in net income described above and the decrease in dividends on the Preferred Stock from approximately $178,000 in the year ended December 31, 1994 to approximately $114,000 in the year ended December 31, 1995. This decrease was the result of the restructuring of the Company's Preferred Stock in the year ended December 31, 1994 which reduced the amount of Preferred Stock bearing dividends and also reduced the dividend rate.

Net Income (Loss) per Share of Common Stock

         Net income (loss) per share of common stock for the year ended December 31, 1995 increased to $.02 per share compared to a net loss per share of ($.04) for the year ended De-




                                       21






cember 31, 1994. The increase was primarily attributable to the increased net income applicable to common shareholders described above partially offset by an increase in the weighted average number of common shares outstanding.

Liquidity and Capital Resources

         Current assets have decreased approximately $194,000 to approximately $2,643,000 at December 31, 1996, from approximately $2,837,000 at December 31, 1995. The decrease was primarily attributable to an approximate $48,000 decrease in net accounts receivable, a $100,000 decrease in cash and an approximate $35,000 decrease in prepaid expenses.

         Current Assets have increased approximately $108,000 to $2,751,152 at March 31, 1997 compared to $2,643,213 at December 31, 1996. The increase was primarily due to a $140,558 increase in prepaid expenses (primarily insurance) offset partially by a $53,439 decrease in cash.

         The Company had working capital of approximately $293,000 at December 31, 1996, compared to working capital of approximately $1,607,000 at December 31, 1995. The Company's current ratio at December 31, 1996, was 1.12 to 1 compared to a current ratio of 2.31 to 1 at December 31, 1995. The decrease in the Company's working capital and current ratio at December 31, 1996 compared to December 31, 1995 was primarily the result of the Company's loss for the year and purchase of instruments which required working capital but which are classified for financial statement purposes as fixed assets. Therefore, the Company's working capital is reduced as it purchases instruments for its long term contracts. In April of 1996, the Company extended its line of credit (which was to expire in January of 1997) to January 31, 1998.

         The Company had negative working capital of approximately ($1,177,025) at March 31, 1997 compared to approximately $292,458 at December 31, 1996. This decrease of approximately $1,469,483 was the result of the reclassification of the note payable to a commercial lender of approximately $1,274,899 from long-term liabilities to current liabilities reflecting the due date of January, 1998, the loan agreement with TFX of $500,000 due January 31, 1998 and a decrease of $53,439 in cash offset by a $140,558 increase in prepaid expenses (primarily insurance) and an increase of $36,754 in accounts receivable. There was a decrease in the working capital ratio, to .70 to 1 at March 31, 1997 versus 1.12 to 1 at December 31, 1996. This was directly the result of the loan reclassification described above.

         The Company currently plans to expand its business by increasing its portfolio of reprocessing services to include new service offerings such as consulting, on-site management services and EtO sterilization. The Company believes that the anticipated future cash flow from operations, along with its cash on hand and available funds under its working capital line of credit, the operating lease with North Fork Bank, the moneys received from E-BEAM and to be received from Shamrock, and the $500,000 loan in January, 1997 from TFX, will be sufficient to meet working capital requirements during 1997. There can be no assurance, how-




                                       22







ever, that the Company will not require additional working capital and, if it does require such capital, that such capital will be available to the Company on acceptable terms, if at all.

         In January, 1997, the Company entered into a loan agreement with TFX. The principal amount of the loan is $500,000, bears interest at prime plus 1/2% and is due and payable January 31, 1998.

         In January, 1997, the Company issued 150,000 shares of its Common Stock to TFX, for $2 per share to pay $300,000 of accounts payable to Pilling Weck.

         In January, 1997, approximately 45% of the voting shares of the Company's stock was acquired by TFX, a wholly owned subsidiary of Teleflex, a diversified publicly held company. TFX purchased the Preferred Stock from the previous owners of such stock. In connection with this transaction, the nominees of TFX were elected to the Company's Board of Directors after the resignation of three (3) incumbent Directors. The acquisition of Common Stock referred to above will increase TFX ownership to approximately 48% of the voting shares of the Company.

         In March, 1997, the Company entered into a purchase and sale agreement with Shamrock to sell the Company's electron beam accelerator. Under the agreement the Company would receive approximately $1,250,000 for the Accelerator and related equipment with closing of the transaction being estimated as April, 1998, at which time title to the Accelerator would be transferred to Shamrock. In addition, Shamrock has posted a $500,000 standby letter of credit in escrow. Upon consummation of the sale of the electron beam accelerator to Shamrock and the remaining contract sterilization and industrial processing business to E-BEAM, the Company will be relying on revenues from its sterilization processing of Surgical Instrument Sets. Revenue generated by the Accelerator to be sold approximated $3,900,000 and $4,061,000 in 1996 and 1995, respectively.

         On April 9, 1997, MSI entered into a joint marketing agreement with E-BEAM providing for the transfer of the Company's contract sterilization and industrial processing customers at a price of 15% of related revenues up to $350,000. Upon execution of the agreement the Company received an advance payment against future royalties of $150,000.

         In April, 1997, the Company entered into a master lease agreement with North Fork Bank in the amount of $1,500,000. The lease provides for draw downs to purchase instruments for inventory and will be classified as an operating lease. The agreement has an interest rate of prime plus 1/2% which is set at each draw down. The lease agreement is guaranteed by Teleflex.

Inflation

         The Company does not anticipate that inflation will have any significant effect on its business particularly since the United States, the only market in which the Company intends to operate, is presently experiencing a relatively low rate of inflation



                                       23







                                 USE OF PROCEEDS

         The Selling Shareholders and any warrant holders or option holders who receive common stock on the exercise of options or warrants and the holders of Series B and C Stock who receive shares of stock on conversion of Preferred Stock will receive all of the proceeds of the sale of shares of Common Stock in this offering, and the Company will receive no part thereof. As previously set forth, this registration statement relates only to the sale of shares held or acquired by the Selling Shareholders. The holders of the Preferred Stock may convert the Preferred Stock into Common Stock and the Company will not receive any funds on such conversion.

                                    BUSINESS

A.  General Development of Business

         MSI has established and is operating sterilization facilities to provide offsite reprocessing and sterilization services for health care providers in the general area of the facility at Syosset, New York and contract sterilization services for manufacturers of disposable medical products as well as radiation processing of different kinds of plastic materials. MSI was incorporated on May 27, 1982.

B.  Narrative Description of Business

         The Company presently provides offsite processing and sterilization services to healthcare providers and to manufacturers of medical disposable products. It also processes various types of plastic products through the use of its electron beam radiation accelerator to achieve certain modifications of such products. The following chart shows the approximate amount and percentage of total revenues and the net income (loss) for each of the classes of services for the last three fiscal years and the three months ended March 31, 1997 and 1996:


Amount and Percentage of Total
Revenues and Net Income (Loss)            Three Months Ended                     Year Ended
for each Class of Service                      March 31                          December 31
-------------------------                      --------                          -----------
                                         1997            1996               1996            1995
-----------------------------------------------------------------------------------------------------
Sterilization Services to
    Health Care Providers
Amount of Revenues                    $1,205,000     $1,165,000          $4,752,000      $4,711,000
Percent of Total                            53.1           56.6                55.1            53.7
(Loss)*                                  (25,000)       (38,000)           (338,000)         95,000

Sterilization of Disposable
    Medical Products and
     Processing of Plastic
     Products
Amount of Revenues                    $  272,000     $  190,000         $   948,000      $1,341,000
Percent of Total                            12.1            9.2                11.0            15.3
Income (Loss)*                            10,500         75,000            (610,000)       (530,000)

Processing of PTFE**
Amount of Revenues                    $  789,000     $  701,000         $ 2,925,000      $2,720,000
Percent of Total                            34.8           34.2                33.9            31.0
Income (Loss)*                            75,500        (15,000)            (50,000)        358,000



                                       24






* Certain operating expenses as well as certain selling, general and administration expenses are not expenses attributable to any class of services but have been apportioned among the classes of services. Because the sterilization services to health care providers have been growing more rapidly than the other services, a greater amount of expenses were allocated to the hospital services in 1997. The Company allocated expenses to the various categories of service by a variety of methods for example: Expenses such as plant rentals and realty taxes are allocated based upon square footage used by each service. Utility expenses are allocated by the power demands of each service's equipment for which detailed records are kept. Product liability insurance is allocated based upon levels of sales of each service. Factory maintenance overhead expenses are allocated based upon detailed time records kept by the Company. General overhead expenses are allocated to each service based upon the relative sales volume of each service.

** The Company has agreed that it will not process PTFE for any other entity during and after the termination of its agreement with Shamrock.

(1) Sterilization Services to Healthcare Providers

         MSI provides offsite cleaning, decontamination and sterilization processing of the Company's standard containerized reprocessable sterilized surgical Instrument Sets as well as Sterilizable Items for healthcare providers such as hospitals and ambulatory surgi-centers within a radius of 75 miles of its Syosset, New York facility. As of May 30, 1997, the Company had 53 sterilization service contracts with hospitals and ambulatory surgi-centers with approximate future revenues in the aggregate value of $12,221,000. Demonstrating the Company's range of services to healthcare providers, 15 contracts were to provide instrument services for labor and delivery, 22 contracts were to provide instrument services for operating rooms, 2 contracts were to provide instrument services for open heart surgery, 4 contracts were to provide laparoscopic instruments, 5 contracts were to provide basins and 5 contracts were to provide gowns and/or towels. The Company estimates that there are approximately 250 such healthcare providers in its operating area. Sterilizable Items consist of Instrument Sets, utensils, basins, towels, surgical gowns and wraps and other items used in healthcare facilities which require sterilization. Instrument Sets are prepackaged, sterilized, reprocessable instrument sets, each of which is a complete set of instruments necessary for a given medical procedure.

         The Company's services are designed to replace or supplement the existing in-house sterilization facilities of healthcare providers. Many hospitals have older, less efficient sterilization facilities, staff their facilities with nurses whose skills could be more effectively used elsewhere and underutilize their sterilization facilities by operating their equipment only once per day. Because of the relatively low volume of sterilization activities undertaken at many of these facilities, worker productivity may not be as high as in other areas of the healthcare organization, causing concern for administrators. In addition, as hospitals continue to evaluate ways in which to utilize their available space better, many hospitals are seeking to replace their in-house sterilization facilities with profit generating centers such as operating rooms. Many hospitals are also looking for ways in which to improve operating



                                       25







room efficiency by eliminating the sterilization processing delays and shortages sometimes experienced with their in-house sterilization facilities.

         By utilizing state of the art, industrial size equipment, modern sterilization technology, less expensive labor, and handling larger volumes, the Company believes that it offers a cost-effective, high quality alternative to in-house sterilization facilities. The Company processes Instrument Sets and Sterilizable Items for numerous customers and has installed modern, industrial size sterilization equipment at its Syosset facility, including ultrasonic cleaners, two tunnel washers, two 300 cubic foot steam sterilizers and an 8 cubic foot Ethylene Oxide ("EtO") sterilizer.

         On January, 1996, the Company and Pilling Weck, Inc., a division of Teleflex, entered into a three year sales and marketing agreement. Under the agreement the Company agreed to purchase and Pilling Weck agreed to supply all of the Company's instrument needs during the term of the agreement, and Pilling Weck will market the offsite instrument reprocessing services of MSI throughout the United States. This arrangement has been changed as a result of the formation of SSI to market the offsite and on-site processing and sterilization services in all of North America excluding the Northeast Corridor. See Pages 7, 11 and 16.

         The Company believes that it offers better sterility assurance levels than are maintained at most hospitals. In order to comply with the infection control requirements of the Joint Commission on Accreditation of Health Care Organizations ("JCAHO"), the Center for Disease Control ("CDC"), the Association for Advancement of Medical Instrumentation ("AAMI"), the Association of Operating Room Nurses ("AORN'), the policies and procedures of each hospital as well as Federal, State and local governmental agencies, MSI has established thorough testing methods, such as sterilization process monitors (including temperature and pressure recording), chemical indicators and bacteriological spore and culture tests. MSI is a registered FDA contract sterilization facility, even though neither the Company's activities in this area nor hospital sterilization facilities are required to be so registered.

         MSI has also designed and engineered approximately 85 different Instrument Sets for operating room procedures and labor and delivery, such as a gall bladder operation, tonsillectomy and adenoidectomy, cesarean sections, newborn delivery, hysterectomy and dilation and curettage. Each Instrument Set contains all the instruments required for the procedure. MSI employs a system of packaging the instrument sets using rigid containers with filters and seals, which maintains sterile integrity, eliminates tearing and pinholes which easily occur in traditional wrappers, aids in organizing the instruments and provides better instrument accountability.

         Notwithstanding the Company's belief that its services are less expensive and more productive and are provided at equal or lower sterilization costs and that it offers better sterility assurance levels than are maintained at most hospitals, the Company's hospital service did not yield a profit to the Company in 1996. The loss for this service in 1996 was approximately $338,000. The loss is the result of not attaining the level of revenue necessary to ab-





                                       26






sorb the costs incurred in establishing and growing this capital and labor intensive business. For the three months ended March 31, 1997, the Company showed a loss for this service of approximately $25,000.

         The Company provides its services by maintaining a supply of Instrument Sets and other Sterilizable Items at each hospital, based on a level of requirements determined by MSI and the hospital. MSI then monitors the supply and use of Instrument Sets and Sterilizable Items and with the hospital input may modify the level of inventory to be maintained. Based upon these requirements a hospital employee relays a daily order to MSI's facility at Syosset, New York, so that the inventory at the hospital will be at all times sufficient to meet its prescribed levels. Daily deliveries of fresh supplies of Instrument Sets and Sterilizable Items are made in MSI's trucks to the Hospitals and the used contaminated Instrument Sets and Sterilizable Items are picked up daily from the Hospitals for transport to MSI's Syosset facility. When the contaminated Instrument Sets and Sterilizable Items are received at MSI's facility, they are cleaned and decontaminated in the ultrasonic cleaner, tunnel washer and decontamination steam autoclave. They are then moved to the "prep and pack" area where they are inspected and refurbished, reassembled and packaged in rigid containers. The Instrument Sets and Sterilizable Items are then sterilized in the Company's industrial type steam sterilizer. The trucks are steam cleaned and disinfected before being loaded with sterile Instrument Sets and Sterilizable Items.

(2)  Contract Sterilization of Disposable Medical Products

         Inasmuch as approximately 50% of disposable medical products or devices are sterilized with radiation, the Company has established a radiation facility, in addition to its steam facility, incorporating a 4.5 million electron volt ("MeV") 150 kilowatt ("kw") accelerator providing either electron or x-ray radiation. The accelerator is powered by public utility supplied electricity. See prior discussions with regard to the sale of the accelerator and the Joint Marketing Agreement with "E-BEAM" on Pages 7, 16 and 23.

         Since the installation of its radiation accelerator, MSI has been actively performing contracts for sterilization of disposable medical products. Using either its steam or radiation equipment, it is sterilizing on a daily basis different kinds of disposable medical products for many manufacturers located within an approximately 300 mile radius of the Company's facility in Syosset. Management estimates that there are approximately 200 such manufacturers in the area. These manufacturers either have no in-house sterilization capacity, or a limited capacity with a need to have their overflow handled by an independent service. At present the Company provides sterilization services for approximately 48 medical products manufacturers.

         The Company has been sterilizing the following types of disposable medical products: adhesive and gauze bandages, lap sponges, absorbent cotton balls, tracheotomy kits, trauma dressings, operating room drapes, surgical gloves and in vitro diagnostic kits and laboratory ware such as pipettes, petri dishes, flasks, roller bottles and tissue culture wells.




                                       27







         The Company's competition in the sterilization of disposable products is set forth under "Competition" on page 30.

(3)  Processing of Plastic Products

         The Company has also been performing radiation processing for a number of manufacturers of plastic products. The Company's electron beam radiation equipment is used to link chemically a long string of molecules of polyethylene and polyvinylchloride, to treat crude rubber to achieve bonding and hardening and to link undivided chemical constituents into a larger chemical entity. Specific plastic materials which are being processed for 18 companies at the Company's facility are fabricated plastic objects, gaskets, tubing and plastic sheet and film. Other radiation processing includes crosslinking the insulation on small gauge wire. See the prior discussions of the sale of the accelerator and the Joint Marketing Agreement with E-BEAM on pages 7, 16 and 23.

         The Company also uses its radiation facility at Syosset to irradiate PTFE which can then be ground into very small particles for use primarily as an additive for printing inks and as a lubricant. In this process, PTFE is chopped into smaller pieces, then placed on a conveyor to be transported under the electron beam. After irradiation the powder is micronized, or farther reduced in size. The Company's revenues from processing PTFE for PMP and/or Shamrock amounted approximately to $2,925,000 or (33.9%) in 1996, and $2,720,000 or (31.0%) in 1995 and $789,000 or 34.8% for the three months ended March 31, 1997.

         The Company processes PTFE for Precision and for Shamrock pursuant to a Toll Processing Agreement, as previously amended and further amended on March 17, 1997. Pursuant to the Toll Processing Agreement, as amended, MSI will process PTFE only for Precision and Shamrock, and Precision and Shamrock agree to use certain minimum levels of processing services through September 30, 1997 at prices which will result in a gross profit to the Company for providing these services. The term of the Toll Processing Agreement may be extended at Shamrock's option in one month increments until December 31, 1997, after which time MSI must cease processing PTFE, unless otherwise agreed by Shamrock. The Company anticipates that the amended Toll Processing Agreement will result in the purchase by Precision and Shamrock of approximately $4.7 million of PTFE processing services for the period of January 1, 1996 through September 30, 1997 if the Toll Processing Agreement is performed in accordance with its terms.

(4) Competition

         The Company's principal competition with respect to its sterilization services for healthcare providers comes from the in-house sterilization facilities of hospitals and ambulatory surgi-centers. Most hospitals have an in-house sterilization capability and many have invested significant capital in their sterilization facilities. Also, the in-house sterilization facility staff may be committed to maintaining the facility and its current staffing levels. As a result, healthcare providers may be reluctant to shift their sterilization activities from in-house to an offsite contractor. Furthermore, some hospitals have union agreements that pre-




                                       28





clude or mitigate a hospital's  ability to  outsource.  In today's  managed care
driven,   consolidating   environment,   hospitals  and  hospital  networks  are
renegotiating these agreements with yet to be determined success.

         MSI has no competitor operating in an offsite environment which can replicate MSI'S sterilization services program though variations of the MSI model potentially exist and/or are announced in traditional hospital purchasing news. V. Mueller/Convertors, a division of Allegiance (formerly Baxter Healthcare's U.S. distribution group) has offsite facilities in several cities in various modes of operation, but we understand that Allegiance recently divested this group to a private entity. It is not clear whether this group's focus will be instrument or gown reprocessing or both. Steriltek, a Los Angeles based company, has announced plans to build mini versions of MSI to service hospital clusters in dense geographic areas. Substantial know-how and capital intensive barriers could limit competitive interest.

         Several small and large companies are specializing in on-site instrument processing, consulting and management services, providing hospitals and hospital networks a competitive choice between MSI's offsite instrument processing and sterilization services. A wholly owned subsidiary of Teleflex, ESI, specializes in on-site instrument processing. However, in January, 1997, MSI and ESI started cooperative marketing of a total processing management solution.

         The market for contract sterilization of disposable medical products services is highly competitive. There are a number of entities, most of which have significantly greater financial and other resources than the Company, which offer contract sterilization services. The Company's major competitors in this area include Isomedix Inc., E-BEAM and Ethox Corp. The Company also competes with in-house sterilization departments of disposable medical products manufacturers. There are a number of companies, many of which have significantly greater financial and other resources than the Company, with sterilization capabilities, primarily Ethylene Oxide ("EtO"), radiation and steam sterilization, as well as decontamination and packaging capabilities, which could enter into the healthcare provider field or the disposable medical products field in the future.

         In the industrial products radiation processing area, the Company competes with a number of competitors, including Isomedix Inc. and E-BEAM. Most of these companies have significantly greater financial and other resources than the Company. In the year ended December 31, 1996, substantially all of the Company's revenues from radiation processing of industrial products services was derived from the provision of PTFE processing services for Precision and Shamrock. Pursuant to the amended Toll Processing Agreement with Shamrock, all of the Company's PTFE processing during 1996 was, and in 1997 will be, performed for Precision and Shamrock at established minimum production levels and the Company is not permitted to process PTFE for any other party. As a result, the Company does not currently face competition with the respect to its PTFE processing services.

         MSI believes that the principal bases of competition include price, quality, reputation and rapid turnaround. The Company believes that it competes favorably with respect to these




                                       29







factors although there can be no assurance that it will be able to continue to do so. As previously stated, the Company has agreed to sell its Accelerator no later than April 30, 1998. Accordingly, after that date the Company will not be involved in contract sterilization of disposable medical products and radiation processing of industrial products including PTFE. However, on April 9, 1997 MSI signed a Joint Marketing Agreement with E-BEAM.

SUPPLIERS

         The Company purchases from surgical instrument manufacturers the surgical instruments included in Instrument Sets that are provided to hospitals and ambulatory surgi-centers. Pursuant to a sales and marketing agreement entered into with Pilling Weck, a national surgical instrument manufacturer and subsidiary of Teleflex, the Company agreed to purchase substantially all of its surgical instrument requirements from Pilling Weck, and Pilling Weck has agreed to supply surgical instruments to the Company as well as to be the exclusive sales and marketing agent for MSI in the United States. See "Sales and Marketing". Pursuant to this agreement, the Company will receive certain volume pricing discounts and the Company will utilize Pilling Weck supplied instruments in its Instrument Sets unless a particular customer requires the use of another instrument vendor. The Company believes that surgical instruments are readily available from other suppliers at market prices should Pilling Weck for any reason be unable to satisfy the Company's instrument needs in full. The Company also entered into an Operating Lease Agreement with North Fork Bank on April 21, 1997 in the amount of $1,500,000. Under the Agreement, North Fork Bank will purchase instruments required by the Company and lease them to the Company. The interest rate is prime plus 1/2%. The agreement was guaranteed by Teleflex.

SALES AND MARKETING

         MSI's sales and marketing strategy is to grow existing accounts by service expansion: for example, if the Company is serving the labor and delivery department of a hospital it will attempt to leverage its services into the general operating room of the hospital after a period of successful product performance in the labor and delivery area. The Company also intends to expand its portfolio of reprocessing services to include new service offerings such as consulting, on-site management services and EtO sterilization. The Company's sales and marketing efforts are coordinated by two dedicated in-house sales professionals who are supported by a third sales coordinator who works with the hospitals to determine the proper configuration of the Instrument Sets to be provided to each hospital. In addition, the Company has entered into a sales and marketing agreement with Pilling Weck which provides, among other things, for Pilling Weck to represent and sell MSI's decontamination, reprocessing and sterilization services to customers in the United States. During the past few years, the company, alone and with Pilling Weck has been actively pursuing negotiations with hospital groups in several cities. This Agreement has been superseded with regard to the marketing by Pilling Weck in the United States by the joint venture agreement hereinbefore referred to creating SSI to market the decontamination, reprocessing and sterilization services in North America, except the Northeast Corridor. Pilling Weck will continue to represent MSI in the Northeast Corridor.



                                       30






         As of May 16, 1997, the Company entered into a joint venture with TFX pursuant to which SSI Surgical Services Inc. ("SSI") was formed to lease MSI'S decontamination, reprocessing and sterilization services in selected highly populated urban centers in North America. MSI will own 375 shares or 37.5% of the new company for which it will pay $325.00 and lease its techniques, processing and know-how. TFX will own 625 shares or 62.5% of the new company and acquired 100 shares of Preferred Stock for the sum of $5,000,000.

         In addition, MSI and ESI, a company which specializes in on-site endoscopic processing services and consulting, have agreed to cooperate and comarket on-site and offsite endoscopic processing services. MSI will transfer two existing contracts to ESI as well as MSI's endoscopic proposal list. ESI will pay MSI commissions of 5% of sales, derived from the transferred contracts and proposals, that convert to contracts, totaling $150,000. MSI's endoscopic instruments inventory will be returned to the supplier, Pilling Weck, for credit.

INTELLECTUAL PROPERTY

         The Company does not rely on any patents for the conduct of its business. The Company does rely upon the know-how of its employees and has executed non-disclosure and non-competition agreements with its employees. The Company relies in significant part upon its hospital tracking software which allows the Company to monitor and control the levels of Instrument Sets and Sterilizable Items on-site with a given customer and to plan and control sterilization activities. The Company's hospital tracking software was purchased from its developer and the copyrights were assigned to the Company. Although the Company believes that it has all necessary ownership and copyright rights in its hospital tracking software and that this software does not infringe upon the intellectual property rights of third parties, any determination to the contrary could have a material adverse effect on the Company's business, results of operations and financial condition.

(5)  Employees

         As of May 30, 1997, the Company had 79 full time and 17 part-time employees. Management believes its relations with its employees are good. None of the employees are covered by any collective bargaining agreement.

(6)  Government Regulations

         The Company has complied with the requirements of and obtained a license from the New York State Department of Labor, Division of Safety and
Health, Radiological Health Unit for its electron beam radiation sterilization and processing facility. This license is in force. It also has a license from the New York State Department of Environmental Conservation operating through the Nassau County Department of Health to operate its radiation sterilization and processing facility. This license is in force until December 31, 1997 unless renewed.




                                       31






           The Company is also registered with the Department of Health and Human Services, Public Health Service of the Food and Drug Administration
("FDA"), and conforms to the FDA compliance program with regard to the industrial sterilization of medical devices. However, in accordance with the FDA compliance program, a hospital is not considered to be a manufacturer of medical devices and a contract sterilizer for a hospital, such as the Company, is considered an extension of the hospital and, therefore, the services provided by the Company for the hospital are not covered by the FDA regulations.

         The Company also complies with the regulations of the New York State Department of Health, acting through the Nassau County Department of Health, with regard to the disposition of effluents.

         The Company complies with the regulations of the New York State Department of Environmental Conservation concerning the handling and disposal of regulated medical waste.

         Finally, the Company also has to comply with the requirements of the occupational Safety and Health Administration ("OSHA" ).

(7)  Backlog

         The Company includes in backlog only the dollar value of signed contracts and purchase orders with hospitals on hand at a particular date. Backlog does not include the value of purchase orders for sterilization of disposable medical products or processing of plastic products which are generally performed within a short time after receipt.

         The Company's backlog, as so calculated, as of December 31, 1996 was approximately $6,784,000 of which approximately $1,181,000 was completed during 1997. The comparable amounts at December 31, 1995 were approximately $6,531,000 and $1,140,000, respectively. The backlog as of March 31, 1997 was approximately $12,221,000 of which approximately $4,500,000 will be completed during 1997. The comparable amounts at March 31, 1996 were approximately $6,425,000 and $3,659,000 respectively.

(8)  Insurance

         The Company carries a general liability policy of $1,000,000 with additional coverage of $4,000,000. To date, there have been no liability claims resulting from the use of the Company's services.

(9)  Property

         The Company entered into a six year lease with an option to renew for an additional term of five years. The lease commenced on March 1, 1984 covering 103,000 square feet in a building at 225 Underhill Boulevard, Syosset, New York where the Company has set up its




                                       32






executive offices and its sterilization facility. The lease was amended several times extending the term to February 28, 1996. A new lease was executed between the Landlord and the Company on November 20, 1995 covering the period from March 1, 1996 through February 28, 2001. Under the new lease the annual rental will be $456,000 for the first three years and $504,000 for the next two years.

         The facilities and equipment used by the Company are in good condition and management believes they are suitable not only for present operations but also for a substantial increase in operations. Furthermore, additional facilities and equipment can be acquired if the need arises.

                                LEGAL PROCEEDINGS
                                -----------------

                                      None

    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDERS' MATTERS
    -----------------------------------------------------------------------

           The Company's Common Stock, $.01 par value per share, has been traded in the over-the-counter market (under the symbol MSTI) since September 26, 1983 and is now quoted on the NASDAQ Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. The approximate number of record holders of the Company's common stock as of May 30, 1997 is 278. No dividends have been paid on Common Shares. The terms of certain of the Company's loan agreements, the Financing Agreement with Rosenthal & Rosenthal, Inc., and the Series B and C Stock prohibit the payment of dividends on Common Stock.

                                                      Sales Prices
                                                      ------------
                                             High Bid              Low Bid
                                             --------              -------
       1997
       ----
   First Quarter                             $2.625                 $1.188
   Second Quarter (through May 30, 1997)      1.500                  1.000

       1996
       ----
   First Quarter                              1.563                  0.938
   Second Quarter                             3.000                  0.938
   Third Quarter                              1.375                  1.375
   Fourth Quarter                             2.625                  1.000

       1995
       ----
   First Quarter                              1.250                 0.5000
   Second Quarter                             1.250                 0.5000
   Third Quarter                              1.250                 0.5000
   Fourth Quarter                             1.875                 0.6875


                        DIRECTORS AND EXECUTIVE OFFICERS
                        --------------------------------

         (a)  Identification of Directors





                                       33






         Set forth below is a list of the Company's Directors, their ages, their term as a Director, their present principal occupation and business associations, the period during which such positions have been held, and, if less than five years, a brief account of their previous positions. This information is as of May 30, 1997 and is based on data furnished by the Directors. All Directors are elected for a term of one year. No arrangements, understandings or family relationships exist among or with any of the Directors, except that the Amendment to the Certificate of Incorporation filed November 28, 1994 gives the holders of the outstanding shares of Series B and Series C Stock the power to elect three directors. Pursuant to this authorization, TFX, which on January 8, 1997, acquired all the outstanding Preferred Stock from the prior holders, nominated Larry C. Buckelew, John J. Sickler and Harold L. Zuber, Jr. to serve as directors. They were elected at the January 8, 1997 meeting of the Board of Directors.

         Larry C. Buckelew, age 43, has been a Director since January 8, 1997. He is and has been since December, 1996 President of TFX Surgical Group, a division of Teleflex Incorporated, engaged in the manufacture and distribution of medical instruments and services. Prior thereto he was President of LCB Consultants, a consulting firm from February, 1996, Sunrise Medical Inc., a manufacturer of medical devices from June, 1993, and President of Bio Clinic Corp. (Sunrise Division), a manufacturer of medical devices from November, 1986. He is a nominee of TFX Equities, Inc., which as the holder of 100% of the outstanding Preferred Stock has the power pursuant to the Corporation's Certificate of Incorporation to elect three directors.

         D. Michael  Deignan,  age 53, was elected  President,  Chief  Operating
Officer and Director of the Company on September 8, 1995 and Chief Executive Officer on December 31, 1995. For approximately two years prior to September, 1995 he was President and Chief Executive Officer of Tonometrics, Inc., a developer of a patented regional tissue oxygenation monitoring system. For approximately eight years prior thereto he held various executive positions with Baxter Healthcare Inc., a manufacturer and distributor of medical supplies and equipment.

         John R. Hoover, age 68, has been a Director since May, 1983. He is retired but was for more than five years the director of the Medical Products Division of W. L. Gore & Associates, Inc., a manufacturer of wire and cabling, teflon products and medical products. He also serves on the Board of Directors of W. L. Gore & Associates, Inc.

         Kennard  H.  Morganstern,  age 72,  had  been  Chairman  of the  Board,
President and Chief Executive Officer since 1982 except for a period of approximately six months in 1991 during which another person served as President. On September 8, 1995, he resigned as President and on December 31, 1995, he resigned as Chief Executive Officer retaining the position of Chairman of the Board. He previously served as Chairman of the Board and President of Radiation Dynamics, Inc., a manufacturer of radiation accelerators.

         John J. Sickler, age 55, has been a Director since January 8, 1997. He is and has been since 1990 the President of TFX Equities Incorporated, a subsidiary of Teleflex Incorporated





                                       34






engaged in business development. Teleflex designs, manufacturers and distributes products and services for the automotive, marine, industrial, medical and aerospace markets. He is a nominee of TFX Equities, which as the holder of 100% of the outstanding Preferred Stock has the power pursuant to the Corporation's Certificate of Incorporation to elect three directors.

         Forrest R. Whittaker, age 47, has been a Director since January 17, 1996. He is and has been since January 1, 1996 the President and Chief Executive Officer of Paidos Health Management Services, Inc., a company providing health services. Prior thereto, he was President and Chief Executive Officer of Paidos Healthcare, Inc. from May, 1993 and prior thereto he was President of V. Mueller Division of Baxter International, Inc., engaged in the production and distribution of medical supplies.

         Harold L. Zuber, Jr., age 47, has been a Director since January 8, 1997. He is and has been since 1991 Vice President and Chief Financial Officer of Teleflex Incorporated. Teleflex designs, manufacturers and distributes products and services for the automotive, marine, industrial, medical and aerospace markets. He is a nominee of TFX Equities, which as the holder of 100% of the outstanding Preferred Stock has the power pursuant to the Corporation's Certificate of Incorporation to elect three Directors.

         (b)  Identification of Executive Officers

         Set forth below is a list of the Company's executive officers, their ages, their present positions with the Company, the period during which such positions have been held and, if less than five (5) years, a brief account of their previous positions. The information is based on data furnished by the executive officers as of May 30, 1997.

         Kennard  H.  Morganstern,  age 72,  had  been  Chairman  of the  Board,
President and Chief Executive Officer since 1982 except for a period of approximately six months in l991 during which another person served as President. On September 8, 1995, he resigned as President and on December 31, 1995 he resigned as Chief Executive Officer retaining the position of Chairman of the Board. He previously served as Chairman of the Board and President of Radiation Dynamics, Inc., a manufacturer of radiation accelerators.

         D. Michael Deignan, age 53, was elected President and Chief Operating Officer on September 8, 1995. On December 31, 1995 he became Chief Executive Officer. For approximately two years prior thereto he was President and Chief Executive Officer of Tonometrics, Inc., a developer of a patented regional tissue oxygenation monitoring system. For approximately eight years prior thereto he held various executive positions with Baxter Healthcare Inc., a manufacturer and distributor of medical supplies and equipment.

         Michael G. Fogarty, age 64, has been Vice President, Quality Assurance and Regulatory Affairs of the Company since May, 1983. For more than five years prior thereto he was employed as a microbiologist by Becton, Dickinson and Company in their Medical Devices




                                       35







Division. He was Division Manager, Bacteriology and Sterilization, from 1968 to 1980 and was Corporate Manager, Project Coordination and Liaison, from 1980 to January, 1984.

         Steven M. Nyman, age 45, has been Senior Vice President, Hospital Division and Management Information Systems, since October, 1994, was Vice President, Hospital Division and Management Information Systems from February 1, 1993 and was Director of Management Information Systems from July, 1992. From June, 1988 until July, 1992, he was President of Micro Information Service, Inc., a consultant in computer matters.

         Paul V. Rossi, age 49, has been Treasurer and Chief Financial Officer of the Company since April 11, 1994. For one year prior thereto he was Chief Financial Officer of Melville Biologics, Inc., a company engaged in blood fractionation. For four years prior thereto he was Chief Financial Officer and Chief Operating Officer of Medical Action Industries, Inc., a manufacturer and distributor of disposable medical products.

                             EXECUTIVE COMPENSATION
                             ----------------------

         The following table sets forth the compensation earned by the Corporation's Chief Executive Officer and each of the three other most highly compensated executive officers of the Corporation whose total salary and bonus for 1996 exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Corporation for each of the fiscal years ended December 31, 1995 and 1996:


                           Summary Compensation Table

                                                                                                  Long-Term
                                                                                                 Compensation
                                                                                                 ------------
                                        Annual Compensation                Securities Underlying              All Other
 Name & Principal Position        Year         Salary          Bonus             Options                     Compensation
 -------------------------        ----         ------          -----             -------                     ------------

 D. Michael Deignan (1)           1996        $152,884           0                41,170                       $3,700.04 (2)
    President and Chief           1995          43,269           0               200,000                        1,284.00 (2)
    Executive Officer

 Paul V. Rossi                    1996        $122,307           0                                              2,790.24 (3)
    Chief Financial Officer,      1995         119,519           0                25,000                        2,762.78 (3)
     Treasurer and Assistant
     Secretary

 Steven M. Nyman                  1996        $113,425           0                50,000                        2,340.08 (4)
     Senior Vice President,       1995         107,673           0                60,000                        2,967.06 (4)
     Operations and Manage-
    ment Information Systems

 Kennard H. Morganstern,          1996        $131,308           0                   0
    Ph.D.(5)                      1995         130,596           0                   0                          2,219.28 (6)
     Chairman of the Board
     of Directors

-----------------------

(1) Mr. Deignan became President and Chief Operating Officer on September 15, 1995. He then became Chief Executive Officer on December 31, 1995.



                                       36





(2) Includes $519 contributed in 1995 and $2,250.04 in 1996 by the Corporation to vested and unvested defined contribution plans for Mr. Deignan's benefit and $765 in 1995 and $1,450 in 1996 of term life insurance premiums paid by the Corporation for Mr. Deignan's benefit.

(3) Includes $1,792.78 contributed in 1995 and $1,800.24 in 1996 by the Corporation to vested and unvested defined contribution plans for Mr. Rossi's benefit and $970 in 1995 and $990 in 1996 of term life insurance premiums paid by the Corporation for Mr. Rossi's benefit. (4) Includes $1,227.06 contributed in 1995 and $600.08 in 1996 by the Corporation to vested and unvested defined contribution plans for Mr. Nyman's benefit and $1,740 in 1995 and in 1996 of term life insurance premiums paid by the Corporation for Mr. Nyman's benefit.

(5) Dr. Morganstern served as the Corporation's President and Chief Executive Officer since 1982. Upon the hiring of Mr. Deignan on September 15, 1995, Dr. Morganstern resigned as President. Dr. Morganstern then resigned to allow Mr. Deignan to become Chief Executive Officer on December 31, 1995. Dr. Morganstern continues to serve the Corporation as Chairman of its Board of Directors.

(6) Includes $ 1,307.28 contributed in 1995 by the Corporation to vested and unvested defined contribution plans for Dr. Morganstern's benefit and $912 in 1995 of term life insurance premiums paid by the Corporation for Dr. Morganstern's benefit.

         Option Grants. The following table sets forth information concerning stock options granted during the fiscal years ended December 31, 1995 and December 31, 1996 under the Company's 1994 and 1996 Stock Plans to the Named Executive Officers (the Company did not grant any stock appreciation rights during fiscal 1996). (The 1996 Stock Option Plan was approved by the Board of Directors on March 21, 1996 and by shareholders on May 30, 1996):



                                       37






                        OPTION GRANTS IN FISCAL YEAR 1995
                        ---------------------------------
                                Individual Grants
--------------------------------------------------------------------------------

                                                              Percent of
                                                             Total Options
                                                               Granted to           Exercise or
                                        Options                Employees             Base Price    Expiration
         Name                           Granted               in Year (1)           ($/Share)(2)      Date
         ----                           --------             -------------          ------------      ----


Kennard H. Morganstern,                    0                       --                    --            --
D. Michael Deignan                      200,000                  70.0%                  $.74         9/11/05
Paul V. Rossi,                           25,000                  8.77%                  $.74         9/11/05
Steven Nyman,                            60,000                  21.0%                  $.74         7/20/05



(1) A total of 285,000 options were granted to employees (including the Named Executive Officer) in 1995 under the Company's 1994 Stock Plan.

(2) The exercise price was the fair market value of a share of the Company's Common Stock on the date of grant.

                        OPTION GRANTS IN FISCAL YEAR 1996
                        ---------------------------------
                                Individual Grants
--------------------------------------------------------------------------------

                                                              Percent of
                                                             Total Options
                                                               Granted to
                                        Options                Employees           Exercise or     Expiration
         Name                           Granted               in Year (1)           ($/Share)(2)      Date
         ----                           --------             -------------          ------------      ----

D. Michael Deignan.............          47,170                  20.77%                $1.06         3/21/06
Kennard H. Morganstern,
   Ph.D. ......................             0                       0                     0             0
Paul V. Rossi .................             0                       0                     0             0
Steven M. Nyman................          50,000                  22.02%                 1.19         9/17/06
----------------



(1) A total of 227,100 options were granted to employees (including the Named Executive Officers) in fiscal 1996 under the Company's 1994 and 1996 Stock Plans.

(2) The exercise price was the fair market value of a share of the Company's Common Stock at the time of grant as determined in accordance with the Company's 1994 and 1996 Stock Plans. The exercise price may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the exercise date.

         Unexercised Option Holdings. The following table sets forth certain information concerning unexercised stock options held as of December 31, 1996 by each of the Named Ex-




                                       38






ecutive Officers (no options were exercised during fiscal 1995 and 1996 by the Named Executive Officers):

                             YEAR END OPTION VALUES

                                                                                Value of Unexercised
                                           Number of Securities                     In-the-Money
                                          Underlying Unexercised                     Options at
                                            Options at Year-End                     Year-End (1)
                                            -------------------                     ------------
               Name                  Exercisable        Unexercisable     Exercisable        Unexercisable
               ----                  -----------        -------------     -----------        -------------
D. Michael Deignan .........           247,170                0            $ 350,981            $  0
Paul V. Rossi ..............            75,000             25,000            111,000            37,000
Steven M. Nyman ............           110,000                0              140,800               0
Kennard H. Morganstern,
  Ph.D. ....................           275,000                0              407,000               0


-------------

(1) Value is based on the difference between the option exercise price and the fair market value of the Corporation's Common Stock on December 30, 1996, multiplied by the number of shares underlying the options.

(2) As of December 31, 1996 and as of March 31, 1997, there were unexercised non-statutory stock options to purchase 62,500 shares of stock a prices ranging from $.74 to $9.00 and ISO's to purchase 418,420 shares of stock at prices ranging from $.74 to $1.06.

Employment Contracts and Termination of Employment Arrangements

         In September, 1994, the Company entered into a transition agreement with its then President and Chief Executive Officer, Kennard H. Morganstern. Pursuant to the agreement Dr. Morganstern resigned as President on September 8, 1995 upon the election of D. Michael Deignan as President. Dr. Morganstern resigned as Chief Executive Officer on December 31, 1995 at which time Mr. Deignan became Chief Executive Officer. The agreement provides that for a period of three years commencing September 8, 1995, Dr. Morganstern will continue to serve as Chairman of the Board and, at the option of the new President, make available 50% of his time for consulting purposes. During this period he will receive a base annual compensation of 50% of his former compensation, or $75,000, together with normal benefits provided to other officers of the Company.

         None of the Named Executive Officers has a long-term employment agreement with the Corporation. The employment of each of the Named Executive Officers may be terminated by the Corporation at any time. The Corporation's policy is to make a severance payment of nine months' base salary and benefits to Messrs. Deignan, Rossi, Nyman and Fogarty if their employment is terminated by the Corporation.




                                       39







                      THE 1994 AND 1996 STOCK OPTION PLANS

         On September 29, 1994, the Board of Directors approved the Medical Sterilization, Inc. 1994 Stock Option Plan (the "1994 Plan) and authorized the issuance or up to 1,000,000 shares upon the exercise of options granted under the Plan. The 1983 Stock Option Plan, which authorized the issuance of up to 800,000 shares upon the exercise of options, expired by its terms on May 11, 1993. On July 20, 1995, the shareholders approved the 1994 Stock Option Plan. On March 31, 1996 the Board of Directors approved the 1996 Stock Plan (the "1996 Plan") and the authorization of 500,000 shares to be issued on exercise of options granted under the 1996 Plan. This Plan succeeded the 1994 Stock Option Plan which had no shares remaining available for option grants. The 1996 Stock Option Plan was approved by shareholders on May 30, 1996.

                              GRANTS UNDER THE PLAN

         Incentive Stock Options ("ISO") may be granted by the Compensation Committee of the Board of Directors to officers and employees of the Company. An ISO granted under the Plan may be exercisable immediately or in installments following a period of two years after grant but must expire within ten years from the date it is granted (five years in the case of such options granted to holders of more than 10% of the Company's voting stock). Except in certain circumstances an ISO may only be exercised so long as the employee continues to be employed by the Company. The exercise price of such option must be at least equal to the fair market value of the Company's Common Stock on the date such option was granted (110% in the case of 10% shareholders) and must be paid in cash or in stock of the Company valued at its then fair market value. An employee may not receive ISO's to purchase stock having a maximum fair market value in excess of $100,000 in any calendar year, with certain exceptions. The options are non-transferable except by will or by the laws of descent and distribution. The options terminate three months after the optionee's relationship with the Company is terminated except if termination is by reason of total disability or death. In the event of disability, under the 1994 Plan an option must be exercised within one year after disability. Under the 1996 Plan exercise must be before the earlier of the specified expiration date or 180 days. In the event of death, both Plans require the exercise to be before the earlier of the expiration date or 180 days after death.

         In addition, the Compensation Committee may issue Non-Statutory Stock Options under the Plan. The exercise price of these stock options is not limited and may be below fair market value but cannot be less than the minimum legal consideration required under the law of the State of New York. These options may be granted to directors, officers, consultants and key employees of the Company.

         The exercise of a non-Statutory Stock Option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.




                                       40







           The exercise of an ISO would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company from the date of grant until three months before the exercise date. If those requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

         If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES
                        ---------------------------------

                                                                                            Number of                 Value of
                                                                                            Securities              Unexercised
                                                                                            Underlying              In-the-Money
                                                                                            Options at               Options at
                                                                                            FY-End (#)               FY-End ($)
                                            Shares
                                          Acquired on             Value                     Exercisable/            Exercisable/
              Name                        Exercise (#)          Realized ($)               Unexercisable           Unexercisable
              ----                        ------------          ------------               -------------           -------------

Kennard H. Morganstern,                      None                  None                      75,000                  $ 79,500
 Chairman of the Board                                                               (Incentive Stock Options)

Kennard H. Morganstern,                      None                  None                     200,000                  $212,000
 Chairman of the Board                                                             (Non-Statutory Stock Options)

D. Michael Deignan,                          None                  None                     125,000                  $432,500
President & Chief Executive Officer                                                (Non-Statutory Stock Options)

D. Michael Deignan,                          None                  None                     122,170                  $129,500
President & Chief Executive Officer                                                 (Incentive Stock  Options)

Paul V. Rossi                                None                  None                     100,000                  $106,000
Chief Financial Officer                                                            (Non-Statutory Stock Options)

 Steven Nyman                                None                  None                      60,000                  $ 65,400
 Senior Vice President                                                              (Non-Statutory Stock Options)


All the options are exercisable.




                                       41







As of December 31, 1996, there were non-statutory options to purchase 662,500 shares of stock at prices ranging from $.74 to $9.00 and Incentive Stock Options to purchase 206,250 shares at $.74 per share, 75,000 shares at $.75 per share and 137,170 shares at $1.06 per share.

Compensation of Directors

         On May 22, 1997, the Board of Directors approved the grant of a Non-Statutory Stock Option to purchase 15,000 shares of common stock of the Company at the price of $1.50 per share to each of John R. Hoover and Forrest R. Whittaker, the two outside directors. Each option will become exercisable on December 31, 1997 provided the director is serving as a director at the time. The grant replaces the participation fee of $500.00 per meeting paid to the directors prior to May 22,1997. All directors are reimbursed for expenses in connection with attending Board and Committee meetings.

         On January 17, 1996, the Company granted Mr. Whittaker a warrant to purchase 25,000 shares of Common Stock at $2.00 per share, which is now exercisable in full. Grants of options to Directors are set forth under Option Grants, supra.

         The Company has purchased directors' and officers' liability insurance from National Union Fire Insurance Corporation of Pittsburgh, PA covering all of the Company's directors and officers. The aggregate premium for this insurance policy in 1996 was $22,770.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 -----------------------------------------------
                                 AND MANAGEMENT
                                 --------------

         The following table sets forth as of May 30, 1997 certain information regarding the ownership of the Company's voting securities by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Company's voting securities outstanding at such date, (ii) each director (or nominee for director) of the Company, (iii) each Named Executive Officer (as defined supra under "Executive Compensation") and (iv) all directors (and nominees for director) and executive officers as a group:

                                                            Amount and Nature of           Percent of Total
Name and Address (1)                                      Beneficial Ownership (2)       Voting Securities (3)
--------------------                                      ------------------------       ---------------------

John W. Sickler (4)........................................      2,783,125                      47.95%
    c/o TFX Equities Incorporated
    1787 Sentry Parkway West
    Building 16, Suite 220
    Blue Bell, PA  19422

 Kennard H. Morganstern (5)................................        589,400                      10.16%
    c/o Medical Sterilization, Inc.
    225 Underhill Boulevard
    Syosset, NY 11791




                                       42






Dr. William C. Cartinhour, Jr. Trust (6)..................         364,900                      6.29%
    c/o Carol Haynes
    First Potomac Investment Services
    125 Rowell Court
    Falls Church, VA 22046

D. Michael Deignan (7)....................................         300,970                      5.19%
   c/o Medical Sterilization, Inc.
   225 Underhill Boulevard
   Syosset, NY  11791

Larry C. Buckelew.........................................           --                          --

John R. Hoover (8)........................................          55,200                        *

Forrest R. Whittaker (9)..................................          25,000                        *

Harold L. Zuber, Jr. .....................................           --                          --

Paul V. Rossi (10)........................................         112,000                      1.93%

Steven M. Nyman (11)......................................         111,000                      1.91%

Michael S. Fogarty (12)...................................          75,000                      1.29%

All officers and directors as a
   group (10 persons) (13)................................       4,051,695                     69.81%


----------------

*  Less than 1% of total voting securities.

1) Pursuant to rules of the Securities and Exchange Commission ("SEC"), addresses are provided only for 5% beneficial owners.

(2) Except as otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares shown as owned, based on information provided to the Company by the persons and entities named in the table.

 (3) Total Voting Securities includes 3,170,496 shares of Common Stock, 687,500 shares of Series B Stock and 1,945,625 shares of Series C Stock, outstanding as of May 15, 1997. As of that date, each outstanding share of Preferred Stock was convertible into one share of Common Stock. Pursuant to SEC rules, all outstanding options and warrants which are exercisable within 60 days of May 15, 1997 ("Presently Exercisable Securities") held by the relevant person or entity are included as outstanding Total Voting Securities for purposes of determining that person's or entity's Percent of Total Voting Securities, but are not included for purposes of determining any other person's or entity's Percent of Total Voting Securities.

(4) Consists of (i) 687,500 shares of Series B Stock and 1,945,625 shares of Series C Stock and 150,000 shares of Common Stock held by TFX. Mr. Sickler is President of TFX and has




                                       43








voting and investment power over the shares held by TFX. Mr. Sickler disclaims beneficial ownership of the shares held by TFX, except to the extent of his pecuniary interests therein.

(5) Consists of 17,000 shares of Common stock jointly held by Mrs. Rosalie M. Morganstern over which Dr. Morganstern has shared voting and investment power, 297,400 shares of Common Stock owned by Dr. Morganstern and 275,000 Presently Exercisable Securities.

(6) Consists of 364,900 shares of Common Stock held by the Dr. William C. Cartinhour, Jr. Trust (the "Trust") of which Dr. Cartinhour is the beneficiary and Ms. Marie C. Woods is the sole trustee. Ms. Woods disclaims beneficial ownership of all shares held by the Trust.

(7) Consists of 53,800 shares of Common Stock owned and 247,170 Presently Exercisable Securities.

(8) Consists of 15,000 shares owned by Mr. Hoover 200 shares of Common Stock owned by Mrs. Beverly Hoover, as to which Mr. Hoover disclaims beneficial ownership, and 40,000 Presently Exercisable Securities.

(9) Consists of 25,000 Presently Exercisable Securities.

(10) Consists of 12,000 shares of Common Stock owned and 100,000 Presently Exercisable Securities.

(11) Consists of 1,000 shares of Common Stock owned and 110,000 Presently Exercisable Securities.

(12) Consists of 75,000 Presently Exercisable Securities.

(13) Consists of 546,400 shares of Common Stock, 687,500 shares of Series B Stock, 1,945,625 shares of Series C Stock and 872,170 presently Exercisable Securities. See notes 4, 5, 7, 8, 9, 10, 11 and 12.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         Mr. Cohen, the Secretary of the Company and a Director in 1995 and 1996, is a partner of Murtagh, Cohen & Byrne, which provided legal services to the Company in 1995 and in part of 1996. During the 1995 fiscal year, the fees were approximately $80,000. In 1996, when a new law firm was retained by the Company, the fees paid to Murtagh, Cohen & Byrne were $18,500.

         During the 1995 fiscal year, the Company made a payment of $100,000 on a $300,000 note to Dr. Morganstern and in 1996 made a payment of $33,622 on the note. The note bears interest at the rate of 1% per annum over the prime rate. Dr. Morganstern is Chairman of the Company's Board of Directors. In addition, the Corporation made a payment of $8,333 on a $50,000 note to Harvey Cohen.




                                       44






         On January 8, 1997, TFX acquired 687,500 shares of Series B Stock and 1,945,625 shares of Series C Stock from several of the Oxford Funds and from the Dr. William Cartinhour, Jr. Trust. After the closing of this transaction, Kenneth W. Rind, William R. Lonergan and Harvey Cohen resigned as Directors and Messrs. John J. Sickler, Larry C. Buckelew and Harold L. Zuber, Jr. were elected as Directors. All three of the new Directors are officers of Teleflex or affiliated companies.

         Prior to this transaction the Company was indebted in the sum of $517,961 to Pilling Weck, part of TFX Surgical Group, a company with which it had a Joint Marketing Agreement. Mr. Buckelew is President of TFX Surgical Group. On January 30, 1997, $300,000 of the debt was converted into 150,000 shares of the Company's Common Stock at $2.00 per share which were issued to TFX. After such conversion, TFX held 2,783,125 shares of voting stock, or 47.95% of the outstanding voting stock. Mr. Sickler is President of TFX.

         In January, 1997, the Company entered into a loan agreement with TFX. The principal amount of the loan is $500,000, bears interest at the rate of prime plus 1% and is due and payable on January 31, 1998.

         As of May 16, 1997 the Company entered into a joint venture agreement with TFX Equities Incorporated ("TFX"), a wholly owned subsidiary of Teleflex Incorporated ("Teleflex") to form SSI Surgical Services, Inc. ("SSI") which would provide offsite and onsite processing and sterilization services for health care providers in all of North America except the Northeast corridor. MSI has a 37.5% interest in SSI and TFX has a 62.5% interest in SSI. Furthermore, TFX acquired 100 shares of Preferred Stock for the sum of $5,000,000.

                              PLAN OF DISTRIBUTION
                              --------------------

         It is anticipated that the Selling Shareholders will individually offer the securities presently owned by them in the manner set forth on the cover page of this Prospectus, from time to time in the over-the-counter market at prices prevailing at the time of sale, or in private transactions at negotiated prices. In addition, Shares to be issued on the exercise of warrants or options or the conversion of the Series B and C Stock may also be offered for resale by the Selling Shareholders in the same manner. The cost of such sales is to be borne by the Selling Shareholder. The costs of registering the Shares under the Securities Act are to be borne by the Company. The Company will not receive any proceeds from the sale of such Shares.

                            DESCRIPTION OF SECURITIES
                            -------------------------

                                  COMMON STOCK
                                  ------------

         The Company is authorized to issue 10,000,000 shares of Common Stock, par value of $0.01 per share. As of May 30, 1997 there were 3,170,496 shares outstanding. Shareholders have no preemptive rights. The outstanding shares of the Common Stock are and the




                                       45






Shares offered hereby by the Selling Shareholders will, when issued, be fully paid and nonassessable.

Voting rights, Non-Cumulative Voting

         Holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all shareholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights which means that the holders of more than 50% of the Common Stock can elect 100% of the directors of the Company if they choose to do so subject to the rights of the Preferred shareholders, as hereinafter set forth. The By-laws of the Company require that only a majority of the issued and outstanding shares of the Company be represented to constitute a quorum and to transact business at a shareholders' meeting. The Series B and C Shareholders shall vote together with the common shareholders with each Preferred Shareholder having the number of votes per share as shall equal the number of shares of Common Stock into which the Preferred Stock is then converted. The officers and directors of the Company and TFX own approximately 69.81% of the outstanding shares of Common Stock assuming exercise of all options, warrants and conversion of all Preferred Stock. As a practical matter, such group could be in a position to elect all of the directors of the Company and control its policies. Furthermore, the Series B and C Shareholders have the right to elect three directors of the seven authorized pursuant to the Amended Certificate of Incorporation filed in November, 1994 and the consent of the prior holders of the Preferred Shares executed September 8, 1995.

Dividends

         The Company has not paid any dividends on the Common Stock and anticipates that for the foreseeable future any earnings will be retained for use in its business. Certain of the Company's loan agreements and the terms of the Series B and C Stock prohibit the payment of dividends on the Common Stock. See also Paragraph 4D in "PREFERRED STOCK" on page 48 infra regarding dividends on Common Stock.

Liquidation Rights

         In the event of any distribution of capital assets, whether voluntary or involuntary, after creditors have been paid in full and any distribution to holders of the Preferred Stock, the common shareholders are entitled to share equally. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities and the payment of $2.00 per share plus an amount equal to all Accruing Dividends unpaid to the holders of the Series B Stock and the payment of $1.00 per share to the holders of the Series C Stock. See Paragraph 3 in "PREFERRED STOCK" on page 48.

Transfer Agent



                                       46





         The transfer agent for the Common Stock of the Company is American Stock Transfer & Trust Company, 99 Wall Street, New York, New York 10005. The transfer agent for the Series B and Series C Stock is Harvey Cohen, Esq., 1100 Franklin Avenue, Suite 303, Garden City, New York 11530.

                                    WARRANTS

         The Company has outstanding warrants to purchase an aggregate of 357,500 shares of Common Stock. The number of shares has, and the exercise prices have, been adjusted by reason of the anti-dilution provisions of the warrant agreements and agreement with some of the warrant holders. At this time all warrants are exercisable at $2.00 per share. The shares of stock being registered hereunder include the shares underlying the outstanding warrants.

         (1) In July, 1990, as consideration for the five year $700,000 term loan and extension and increase to the revolving line of credit made to the Company, warrants to purchase an aggregate of 100,000 shares of the Company's Common Stock at $3.00 per share, exercisable through July 20, 1995, were issued to Apple Bank for Savings. In September, 1994, the exercise date of the warrants was extended to July 20, 1998 and the exercise price was reduced to $2.00 per share.

         (2) In February, 1993, as consideration for his pledging his credit to obtain a supersedeas bond in the amount of $100,000 for the Company, warrants to purchase 2,500 shares of the Company's Common Stock at $2.00 per share, exercisable through February 1, 1998 were issued to Harvey Cohen, Secretary and then a Director of the Company.

         (3) On September 29, 1994, warrants to purchase 40,000 shares of Common Stock at $2.00 per share were issued to each of John R. Hoover, a Director, and Harvey Cohen, then a Director of the Company in connection with services rendered in the settlement of the Shamrock judgment.

         (4) On November 29, 1994, in connection with an agreement with Rosenthal & Rosenthal, Inc. ("R&R") calling for a revolving secured line of credit of $2,000,000, MSI issued warrants to R&R to purchase 50,000 shares of Common Stock at $2.00 per share.

         (5) On November 29, 1994, as part of the settlement of the judgment of approximately $3,752,000, including interest, held by Shamrock, MSI issued warrants to Shamrock to purchase 75,000 shares of Common Stock at $2.00 per share.

         (6) On February 8, 1995, as part of a settlement concerning payment for Series A Stock held by Constance and Bernard Livingston, MSI issued to the Livingstons warrants to purchase 10,000 shares of Common Stock at $2.00 per share. These warrants expired by their terms on January 17, 1997.

         (7) On February 8, 1995, MSI issued to William R. Lonergan, a newly elected director, warrants to purchase 25,000 shares of Common Stock at $2.00 per share.


                                       47




         (8) On January 17, 1996 MSI issued to Forrest R. Whittaker, a Director, warrants to purchase 25,000 of Common Stock at $2.00 per share.

         The warrant holders have advised the Company that stock received by them upon the exercise of their warrants may be sold from time to time in the over-the-counter market at prices prevailing at the time of sale, or in private transactions at negotiated prices, that they have not entered into any arrangements with any underwriters with respect to the sale of any of the Shares and that any commissions or discounts given or other expenses of sale will be those customary in the type of transaction involved and will be paid by the selling warrant holders. The Company will receive approximately $715,000 if all the warrants are exercised. Although, in view of the fact that the warrant prices are in excess of current market prices for the Company's stock, it is unlikely that any warrants will be exercised unless market prices improve significantly. The warrant holders and brokers and dealers through whom such Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, with respect to sales, and any profits realized or commissions received may be deemed underwriting commissions.

         Unless   otherwise   noted,   none  of  the  warrant  holders  has  any
relationship to the Company other than as a holder of its securities.

                                 PREFERRED STOCK

         In December, 1989, the Company issued 333,334 shares of Series A Stock in exchange for a convertible demand note issued in January, 1989. In December, 1989, the Company issued 333,333 shares of Series A Stock for $1,000,000 collected in January, 1990. In December, 1989, debt aggregating $500,000 was converted into 166,667 shares of Series A Stock. In November, 1994, the Company restructured its Series A Stock (as of June 30, 1994 values) which was due to be redeemed on December 31, 1994. Of the 800,000 shares of existing Series A Stock, 750,000 shares plus accrued dividends of $1,071,094 were exchanged for two new series of Convertible Preferred Stock. The remaining 200,000 authorized shares of Series A Stock were cancelled. $1,375,000 of the original principal amount of $2,400,000 was exchanged for $1,375,000 of Series B Stock, as a result of a further exchange. This Series B Stock is now convertible at the option of the holder into 687,500 shares of Common Stock or cash, at $2.00 per share maturing December 30, 1999. Dividends accrue on this Series B Stock at the rate of 8% per year. These dividends may be paid in cash or accrued at the option of the Company. If not paid, they will be added to the face amount of the Series B Stock at the price of $2.00 per share at the time of conversion. $1,945,625 of the Series A Stock and accrued dividends were exchanged for what is now 1,945,625 shares of Series C Stock. The Series C Stock is automatically convertible at $1.00 per share into 1,945,625 shares of Common Stock on December 30, 2004, or earlier at the option of the holder. There are no dividends payable or accrued on the Series C Stock. At December 31, 1994, the balance due on the 50,000 outstanding shares of Series A Stock and accrued dividends aggregating $225,000 were converted into a one (1) year term loan with monthly principal and in-



                                       48







terest payments. The loan bore interest at the rate of prime plus 3 1/2%. The loan has been paid in full.

         The Series B and Series C Stock have the following rights and privileges:

         1. Voting.

                  (A) General. The Series B and Series C Stock shall vote together with all other classes of stock of the Company on all actions taken by shareholders of the Company. Each holder of Series B and Series C Stock shall have such number of votes per share as shall equal the number of shares of Common Stock into which each share of Series B and Series C Stock is then convertible.

                  (B) Board Seats. The holders of the Series B and Series C Stock shall be entitled, voting together as a single series, to elect three directors of the Company. In the event the Company shall fail to redeem all of the shares of Series B Stock as required, the holders of the Series B Stock voting as a separate series shall be entitled to elect a majority of the directors.

                  (C) Board Size. The maximum number of directors shall not exceed seven.

         2. Dividends. (i) The holders of the Series B Stock shall be entitled to receive out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of Eight (8%) percent per share. The dividends may be paid in cash or accrued at the option of the Company. If not paid in cash, the dividends shall accrue (the "Accruing Dividend") whether or not earned or declared, and shall be cumulative and shall be added to the face amount of the Series B Stock at the rate of $2.00 per share at the time of conversion of the Series B Stock. (ii) There are no dividends payable or accrued on the Series C Stock.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series B Stock shall first be entitled to be paid an amount equal to $2.00 per share plus an amount equal to all Accruing Dividends unpaid thereon, and the holders of the Series C Stock shall first be entitled to be paid an amount equal to $1.00 per share.

         4. Restrictions. So long as the Series B and Series C Stock is outstanding, the Company shall not without approval of two-thirds of the outstanding Series B and Series C Stock

                  (A) Create or increase the authorized amount of any additional class of stock unless same ranks junior to the Series B and Series C Stock as to distribution of assets on liquidation or increase the authorized amount of the Series B and Series C Stock.

                  (B) Consent to liquidation, dissolution or winding up of the Company or consolidate or merge into or with any entity or sell all or substantially all of its assets.


                                       49



                  (C) Amend its Restated Certificate of Incorporation in a manner adversely affecting holders of the Series B and Series C Stock.

                  (D) Purchase or pay any dividend or make any distribution on any shares of stock other than the Series B Stock except dividends in the form of additional shares of Common Stock.

                  (E) Redeem or acquire any shares of Series B Stock except as provided hereinafter or pursuant to a purchase offer made pro rata to all holders of Series B Stock.

         5. Conversions. The holder of the Series B and Series C Stock shall have the following conversion rights:

                  (A) Right to Convert Series B Stock. At any time prior to December 30, 1999, at the holder's option into such number of shares of Common Stock as is obtained by multiplying the number of shares of Series B Stock by $2.00 and dividing the result by the conversion price of $2.00 per share as adjusted pursuant to the anti-dilution provisions.

                  (B) Right to Convert Series C Stock. At any time prior to December 30, 2004, at the holder's option, into such number of shares of Common Stock as is obtained by multiplying the number of shares of Series C Stock by $1.00 and dividing the result by the conversion price of $1.00 per share as adjusted pursuant to the anti-dilution provisions.

                  (C)  Mandatory Conversions.

                           (i) In the event  that at any time  during the period
ending October 31, 1999, the fair market price of the Company's Common Stock as quoted on NASDAQ, attains a price of Three ($3.00) Dollars per share and maintains such price for at least ninety (90) days, all outstanding shares of Series C Stock shall be automatically converted into shares of Common Stock of the Company on such ninetieth day.

                           (ii) In the event that at any time  during the period
ending October 31, 1999, the fair market price of the Company's Common Stock as quoted on NASDAQ, attains a price of Six ($6.00) Dollars per share and maintains such price for at least ninety (90) days, all outstanding shares of Series B Stock shall be automatically converted into shares of Common Stock of the Company on such ninetieth day.

                           (iii) In the  event  that the  holder of any share or
shares of Series C Stock shall not have converted such share or shares prior to December 30, 2004, such share or shares shall be automatically converted into shares of Common Stock of the Company on December 30, 2004.

         6. Adjustment of Conversion Price. The conversion price shall be adjusted pursuant to usual anti-dilution provisions. Whenever the Company shall issue or sell or be deemed to have issued or sold any Common Stock for a consideration per share less than the conversion


                                       50


price of the Series B and Series C Stock in effect prior to such issuance or sale, the conversion price shall be reduced to the price at which the Company issued or sold such stock.

         7. Redemption.

                  (A) Mandatory. On December 30, 1999, the Company shall redeem all shares of Series B Stock.

                           (i) Redemption  Price.  The redemption price shall be
$2.00 per share plus an amount equal to all unpaid Accruing Dividends.

         8. Amendments. The terms of the Series B and/or Series C Stock may not be modified without the votes of two-thirds of the holders of the Series B and/or Series C Stock.

         9. Registration Rights. Pursuant to the Registration Rights Agreement, the Company has agreed to include the Common Stock issuable on conversion of the Series B and Series C Stock in any registration of its securities.

         The holders of Series B and Series C Stock have advised the Company that stock received by them upon the conversion of the Series B and Series C Stock may be sold from time to time in the over-the-counter market at prices prevailing at the time of sale, or in private transactions at negotiated prices, that they have not entered into any arrangements with any underwriters with respect to the sale of any of the Shares and that any commissions or discounts given or other expenses of sale will be those customary in the type of transaction involved and will be paid by the Selling Shareholders. The Company will not receive any of the proceeds of sale. The holders and brokers and dealers through whom such Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, with respect to sales, and any profits realized or commissions received may be deemed underwriting commissions.

                              SELLING SHAREHOLDERS

         The Selling Shareholders are shareholders of the Company who have acquired Shares, which are not registered, either upon the exercise of options and warrants, conversion of Series A Stock or upon purchase of said Shares on a private placement by the Company. The Selling Shareholders also include those persons who may acquire Shares upon the exercise of options or warrants or the conversion of Series B and C Stock. If the Selling Shareholders sell the Shares held by them or to be received by them, it will be deemed a secondary offering by such shareholders.

         In connection with the proposed sale by the Selling Shareholders of the Shares, the Company has agreed to keep the Registration Statement, of which this Prospectus is a part, effective with respect to such Shares until nine months after the date of this Prospectus. The Selling Shareholders have advised the Company that they have no present intention of selling their Shares but that their Shares may be sold from time to time in the over-the-counter mar-


                                       51


ket at prices prevailing at the time of sale, or in private transactions at negotiated prices, that they have not entered into any arrangements with any underwriters with respect to the sale of any of the Shares and that any commissions or discounts given or other expenses of sale will be those customary in the type of transaction involved and will be paid by the Selling Shareholders. The Selling Shareholders and brokers and dealers through whom such Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, with respect to sales, and any profits realized or commissions received may be deemed underwriting commissions.

         Unless otherwise noted, none of the Selling Shareholders has any relationship to the Company other than as a holder or its securities.





                                       52



                              SELLING SHAREHOLDERS

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP AS OF MAY 30, 1997 BEFORE THE OFFERING OF UNREGISTERED SHARES PREVIOUSLY ACQUIRED ON PRIVATE PLACEMENTS OR SHARES TO BE ACQUIRED BY THE SELLING SHAREHOLDERS AS A RESULT OF THE EXERCISE OF WARRANTS AND OPTIONS OR CONVERSION OF PREFERRED STOCK


                                                                                                                         Percent of
                                                                                           Percent of                      Common
                                                                                 Amount of   Common            Amount of    Stock
                                    Warrants   Options    Series B   Series C    Beneficial   Stock            Beneficial   to be
                                      to         to      Convertible Convertible  Ownership   Owned    Amount   Ownership   Owned
                                    Purchase  Purchase   Preferred   Preferred     before    before     being     after     after
                             Shares  Shares     Shares      Stock      Stock      Offering  Offering*  Offered   Offering  Offering*

Apple Bank for Savings         -     100,000      -           -          -         100,000    1.44%    100,000      0          0

Becker, Robert C.              -        -       48,750        -          -          48,750    0.70%     48,750      0          0
Bruch, Carl and Anita        5,000      -         -           -          -           5,000     -         5,000      0          0

Cartinhour,
 William C., Jr.
 Trust                     300,000      -         -                                300,000    4.32%    300,000      0          0
Cohen, Harvey               16,667    42,500                   -         -          59,167    0.85%     59,167      0          0
   Secretary of the
   Company

Deignan, Michael D.                            150,000         -         -         150,000    2.16%    150,000      0          0
   President of the
   Company

Fogarty, Michael G.            -        -       75,000         -         -           75,000   1.08%     75,000      0          0
   Vice President of
   the Company

Hanrahan, Joseph               -        -        3,000         -         -            3,000    -         3,000      0          0
Healy, Thomas                  -        -        2,500         -         -            2,500    -         2,500      0          0
Hoover, John R.             15,000     40,000      -           -         -           55,000   0.79%     55,000      0          0
   Director of the
   Company

Iannucci, Alfonso              -        -       25,000         -         -           25,000   0.36%      25,000     0          0

Janes, William                 -        -        1,500         -         -            1,500    -          1,500     0          0





                                       53



                                                                                                                         Percent of
                                                                                           Percent of                      Common
                                                                                 Amount of   Common            Amount of    Stock
                                    Warrants   Options    Series B   Series C    Beneficial   Stock            Beneficial   to be
                                      to         to      Convertible Convertible  Ownership   Owned    Amount   Ownership   Owned
                                    Purchase  Purchase   Preferred   Preferred     before    before     being     after     after
                             Shares  Shares     Shares      Stock      Stock      Offering  Offering*  Offered   Offering  Offering*


Lonergan, William R.          -      25,000       -           -         -           25,000     0.36%    25,000       0          0

Morganstern, David B.         -        -        20,000        -         -           20,000     0.29%    20,000       0          0
Morganstern, Kennard H.     50,000     -       275,000        -         -          325,000     4.68%   325,000       0          0
   Chairman of the Board

Nyman, Steven M.                       -        60,000        -         -           60,000     0.86%    60,000       0          0
    Senior Vice President
    of the Company

Repman, Calvin                 -       -         3,000        -         -            3,000       -       3,000       0          0
Rosenthal & Rosenthal, Inc.    -     50,000        -          -         -           50,000     0.72%    50,000       0          0
Rossi, Paul V.                                  75,000        -         -           75,000     1.08%    75,000       0          0
     Treasurer of the
     Company

Sengstock, Retta               -       -        25,000        -         -           25,000     0.36%    25,000       0          0
Shamrock Technologies, Inc. 25,000   75,000        -          -         -          100,000     1.44%   100,000       0          0
Sharpe, John M., Jr.           -       -        10,000        -         -           10,000     0.14%    10,000       0          0
Sims, Mildred                  -       -         5,000        -         -           10,000     0.14%    10,000       0          0

TFX Equities Incorporated                                  687,500   1,945,625   2,633,125    45.40% 2,633,125       0          0

Whittaker, Forrest R.                25,000                   -         -           25,000     0.36%    25,000       0          0
     Director of the
     Company

  TOTAL                    411,667  357,500    778,750     687,500   1,945,625   4,186,042       -   4,186,042

* Any securities which are not outstanding but could be outstanding on the exercise of stock options or warrants or conversion of Series B or C Stock by a person have been deemed outstanding for purposes of computing the amount of beneficial ownership and the percentage of outstanding securities owned by such person.


                                       54

                                 INDEMNIFICATION

         Section 726 of the Business Corporation Law of the State of New York grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liabilities for certain of their acts. Article XII of the Company's By-laws provides for indemnification of officers and directors of the Company to the extent permitted by Section 726 and establishes certain procedures to comply therewith.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

         The audited financial statements included in this Prospectus have been so included in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Messrs. Murtagh, Cohen & Byrne, 1100 Franklin Avenue, Garden City, New York 11530. Certain of the members of Murtagh, Cohen & Byrne own beneficially in the aggregate 48,057 shares of Common Stock, and 42,500 shares issuable upon exercise of warrants and 40,000 shares issuable upon exercise of options.

                             ADDITIONAL INFORMATION

         The Company has filed with the Washington D.C. office of the Securities and Exchange Commission a Post Effective Amendment No. 1 to the Registration Statement on Form SB-2 with respect to the securities offered by this Prospectus. This Prospectus omits certain information contained in the Post Effective Amendment No. 1, as permitted by the Rules and Regulations of the Securities and Exchange Commission. For further information, reference is made to the Post Effective Amendment No. 1, which may be examined without charge at the Washington, D.C. office of the Commission and copies of all or any part thereof may be obtained from the Commission's principal facility in Washington, D.C. upon payment of the Commission's charge for copying. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not complete and where such contract or other document is an exhibit to the Post Effective Amendment No. 1, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.


                                       55


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

         Section 726 of the Business Corporation Law of the State of New York grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liabilities for certain of their acts. Article XII of the Company's By-laws provides for indemnification of officers and directors of the Company, to the extent permitted by Section 726 and establishes certain procedures to comply therewith.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's by-laws or the law of the State of New York, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Other Expenses of Insurance and Distribution

         The estimated expenses of the registrant in connection with the registration of the Common Stock registered hereby are as follows:

         Legal Fees and Expenses                                $10,000
         Accounting Fees and Expenses                             5,000
         Blue Sky Fees and Expenses                               3,000
         Cost of Copying                                          1,500
         Miscellaneous                                            1,500
                                                              ---------

                                    Total                       $21,000

Recent Sales of Unregistered Securities

A. Common Stock

         (1) On November 29, 1994, as part of a settlement with Shamrock, the Company issued 25,000 shares of Common Stock to Shamrock.



                                       56



         (2) On July 25, 1996, 2 consultants to the Company exercised options to purchase 25,000 shares of Common Stock at $.10 per share.

         (3) On December 15, 1996, one of the consultants exercised an option to purchase 15,000 shares of Common Stock at $.10 per share.

         (4) On January 30, 1997, the Company issued 150,000 shares of Common Stock to TFX in satisfaction of a debt of $300,000 owed to Pilling Weck.

B.  Options

         On September 29, 1994, the Board of Directors approved the 1994 Stock Option Plan authorizing the issuance of up to 1,000,000 shares upon the exercise of options granted under the Plan. The shareholders approved the 1994 Stock Option Plan on July 20, 1995. On May 20, 1996, the shareholders approved the 1996 Stock Option Plan authorizing the issuance of an additional 500,000 shares upon the exercise of options granted under the 1996 Stock Option Plan.

         The following options were granted on the dates set forth:


  Date                                          Position at                                        Option
of Grant          Name                        Time of  Grant            Type          # Shares      Price        Exercisable
--------          ----                        --------------            ----          --------      -----        -----------

9/29/94     Michael G. Fogarty                Vice President            NSSO           75,000        .74      9/29/94-9/29/04
8/27/86     Thomas Healy                      Consultant                NSSO            2,500       9.00      5/24/88-5/24/98
9/29/94     Kennard H. Morganstern            President                 ISO            75,000        .74      9/29/94-9/29/04
9/29/94     Kennard H. Morganstern            President                 NSSO          200,000        .74      9/29/94-9/29/04
9/29/94     Calvin Repman                     Supervisor                ISO             3,000        .74      9/29/94-9/29/04
9/29/94     Alfonso Iannucci                  Manager                   ISO            25,000        .74      9/29/94-9/29/04
9/29/94     Retta Sengstock                   Manager                   ISO            25,000        .74      9/29/94-9/29/04
9/29/94     Mildred Simms                     Supervisor                ISO             5,000        .74      9/29/94-9/29/04
9/29/94     David B. Morganstern              Manager                   ISO            20,000        .74      9/29/94-9/29/04
9/29/94     Robert C. Becker                  Vice President            ISO            48,750        .74      9/29/94-9/29/04
                                                                                                                (terminated 3/31/96;
                                                                                                             exercisable to 3/31/98)
9/29/94     Joseph Hanrahan                   Supervisor                ISO             3,000        .74      9/29/94-9/29/04
9/29/94     William Janes                     Supervisor                ISO             1,500        .74      9/29/94-9/29/04
9/29/94     John M. Sharpe, Jr.               Consultant                NSSO           10,000        .74      9/29/94-9/29/04
9/29/94     Paul V. Rossi                     Treasurer                 NSSO           75,000        .74      9/29/94-9/29/04
7/20/95     Steven N. Nyman                   Vice President            NSSO           60,000        .74      7/20/95-7/20/05
9/11/95     D. Michael Deignan                President                 NSSO           75,000        .74      9/11/95-9/11/05
9/11/95     D. Michael Deignan                President                 ISO            75,000        .75      9/11/95-9/11/05
11/15/95    D. Michael Deignan                President                 NSSO           50,000        .74      9/11/95-9/11/05
11/15/95    Paul V. Rossi                     Treasurer                 NSSO           25,000        .74      9/11/95-9/11/05
1/17/96     Harvey Cohen                      Secretary                 NSSO           40,000        .74      1/17/96-1/17/06
3/21/96     David Morganstern                 Manager                   ISO            25,000       1.06      25% after 3/21/96,
                                                                                                              25% yearly
                                                                                                              thereafter until
                                                                                                              3/21/00
3/21/96     Retta Sengstock                   Manager                   ISO            25,000        1.06        "          "
3/21/96     Alfonso Iannucci                  Manager                   ISO            25,000        1.06        "          "
3/21/96     D. Michael Deignan                President                 ISO            47,170        1.06        "          "
3/21/96     Mildred Sims                      Supervisor                ISO             5,000        1.06        "          "


                                       57


  Date                                          Position at                                        Option
of Grant          Name                        Time of  Grant            Type          # Shares      Price        Exercisable
--------          ----                        --------------            ----          --------      -----        -----------


3/21/96     Karen Dodge                       Manager                   ISO             2,500        1.06        "          "
3/21/96     Kathi O'Shaughnessy               Manager                   ISO             2,500        1.06        "          "
3/21/96     Calvin Repman                     Supervisor                ISO             2,500        1.06        "          "
3/21/96     William Wilson                    Supervisor                ISO             2,500        1.06        "          "
9/17/96     Steven M. Nyman                   Senior Vice President     NSSO           50,000        1.19         9/17/96-9/17/06


C. Warrants

         As part of the restructuring of Preferred Stock in November, 1994, warrants to purchase 800,000 shares of Common Stock held by the Preferred Shareholders were cancelled.

         The following warrants have been issued:

         (1) On September 29, 1994, warrants to purchase 40,000 shares at $2.00 per share were issued to each of Harvey Cohen and John R. Hoover, Directors, in connection with their services during the negotiation of the settlement of the judgment held by Shamrock. These warrants are exercisable through September 29, 1999.

         (2) On November 29, 1994, in connection with an agreement with Rosenthal & Rosenthal, Inc. ("R&R"') calling for a revolving secured line of credit of S2,000,000, MSI issued warrants to R&R to purchase 50,000 shares of Common Stock at $2.00 per share. These warrants are exercisable through December 30, 1999.

         (3) On November 29, 1994, as part of the settlement of the judgment of approximately $3,752,000, including interest, held by Shamrock, MSI issued warrants to Shamrock to purchase 75,000 shares of Common Stock at $2.00 per share. These warrants are exercisable through December 30, 1999.

         (4) On February 8, 1995, as part of a settlement concerning payment for Series A Convertible Preferred Stock held by Constance and Bernard Livingston, MSI issued to the Livingstons warrants to purchase 10,000 shares of Common Stock at $2.00 per share. These warrants are no longer exercisable.

         (5) On February 8, 1995, MSI issued to William R. Lonergan, then a newly elected director, warrants to purchase 25,000 shares of Common Stock at $2.00 per share. These warrants are exercisable through February 8, 2000.

         (6) On January 17,1996, MSI issued to Forrest R. Whittaker, then a newly elected director, warrants to purchase 25,000 shares of Common Stock at $2.00 per share. These warrants are exercisable through January 17, 2001.



                                       58


D. Preferred Stock

         In November, 1994, the Company restructured its Series A Convertible Preferred Stock (as of June 30, 1994 values) which was due to be redeemed on December 31, 1994. Of the 800,000 shares of existing Series A Convertible Preferred Stock, 750,000 shares, plus accrued dividends of $1,071,094 were exchanged for two (2) new series of Convertible Preferred Stock. The remaining 200,000 authorized shares of Series A Convertible Preferred Stock were cancelled. $1,375,000 of the original principal amount of $2,400,000 was exchanged for $1,375,000 of Series B Convertible Preferred Stock. This Series B Convertible Preferred Stock is convertible at the option or the holder into 687,500 shares of Common Stock or cash, at $2.00 per share maturing December 30, 1999. Dividends accrue on this Series B Convertible Preferred Stock at the rate of 8% per year. These dividends may be paid in cash or accrued at the option of the Company. If not paid, they will be added to the face amount of the Series B Convertible Preferred Stock at the price of $2.00 per share upon conversion. $1,945,625 of the Series A Convertible Preferred Stock and accrued dividends were exchanged for 1,945,625 shares of Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is automatically convertible at $l.00 per share into 1,945,625 shares of Common Stock on December 30, 2004, or earlier at the option of the holder. There are no dividends payable or accrued on the Series C Convertible Preferred Stock. At December 31, 1994, the balance due on the 50,000 outstanding shares of Series A and accrued dividends aggregating $225,000 was converted into a one (1) year term loan with monthly principal and interest payments. The loan has been paid in full.

         In November 16, 1994, the following shares of Series B and Series C Convertible Preferred Stock were issued to named shareholders in exchange for their Series A Convertible Preferred Stock.

                                 Series A         Series B           Series C
                               Convertible      Convertible        Convertible
              Name          Preferred Stock   Preferred Stock    Preferred Stock
              ----          ---------------   ---------------    ---------------
Oxford Venture Fund II,
        Limited Partnership     333,333           416,666          642,499
Oxford Venture Fund III,
        Limited Partnership     266,667           333,334          514,001
Oxford Venture Fund III,
        Adjunct                  66,657            83,334          128,501
William C. Cartinhour, Jr.
        Trust                    83,333           104,166          160,624

         On December 14, 1995, the Oxford Venture Funds exchanged some of their Series B Convertible Preferred Stock for shares of Series C Convertible Preferred Stock as follows:


                                       59


                         Series B Convertible               Series C Convertible
           Name            Preferred Stock         for         Preferred Stock
           ----            ---------------                     ---------------

Oxford Venture Fund II,
    Limited Partnership        125,000                            250,000

Oxford Venture Fund III,
    Limited Partnership        100,000                            200,000

Oxford Venture Fund III,
   Adjunct                      25,000                             50,000

         On January 8,1997, TFX acquired all of the Company's outstanding Preferred Stock from the Oxford Funds and the William C. Cartinhour, Jr. Trust.

         Registration of the transactions set forth above was not required under the Securities Act of 1933, as amended, by virtue of Section 4(2) of said Act exempting "transactions by an issuer not involving a public offering". The recipients of said shares represented that said shares were acquired and would be held for investment purposes and not with a view to any distribution thereof, and the certificates for said shares bear an appropriate legend to such effect.

         Furthermore, the exchange of Preferred Stock set forth above is exempt under Section 3(a)(9) of the Securities Act of 1933, as amended.

Exhibits and Financial Statement Schedules

         Exhibits:

                  (3)(1) Restated Certificate of Incorporation filed May 24, 1989 - filed as Exhibit (3)(1) to Company's Annual Report for the fiscal year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (3)(2) Certificate of Amendment of Certificate of Incorporation filed January 4, 1990 - filed as Exhibit (3)(2) to Company's Annual Report for the fiscal year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (3)(3) Certificate of Amendment of Certificate of Incorporation filed November 25, 1994 - filed as Exhibit (3)(3) to Annual Report for the year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (3)(4) Certificate of Amendment of Certificate of Incorporation filed June 17, 1996 - filed as Exhibit (3)(4) to Annual Report for the year ended December 31, 1996 on Form 10-KSB and incorporated herein by reference.


                                       60



                  (3)(5) Certificate of Amendment of Certificate of Incorporation filed January 6, 1997 - filed as Exhibit (3)(5) to Annual Report for the year ended December 31, 1996 on Form 10-KSB and incorporated herein by reference.

                  (3)(6) Certificate of Correction of Certificate of Amendment of Certificate of Incorporation filed January 10, 1997 - filed as Exhibit (3)(6) to Annual Report for the year ended December 31, 1996 on Form 10-KSB and incorporated herein by reference.

                  (3)(7) Amended and Restated By-Laws dated June 2, 1987 - filed as Exhibit 3.4 to Annual Report for the year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (5)  Opinion of Murtagh, Cohen & Byrne

                  (10)(1) 1994 Stock Option Plan - filed as Exhibit (10(a)(1) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.

                  (10)(2) 1996 Stock Option Plan - filed as Exhibit (10)(2) to the Annual Report for the year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (10)(3) Agreement with Mercy Hospital dated November 14, 1988. This contract is substantially similar to the other contracts entered into with hospitals. The basic differences relate to the type of medical sets provided, the term of the contract and the compensation. This Agreement was filed as Exhibit (10)(c) to Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-28660) and incorporated herein by reference.

                  (10)(4) Lease dated November 20, 1995 with Barlich Realty, Inc. - filed as Exhibit (10)(4) to Annual Report for the year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (10)(5)  Agreement  with  Oxford  Venture  Fund  III,  Limited
Partnership, and Oxford Venture Fund III Adjunct, Limited Partnership, dated January 30, 1989 - filed as Exhibit (10)(5) to Annual Report for the Year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (10)(6) Agreement with Oxford Venture Fund II, Limited Partnership, dated as of December 30, 1989 - filed as Exhibit (10)(6) to Annual Report for the year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (10)(7) Agreement with Precision Micron Powders, Inc. and Robert S. Luniewski, dated July 25, 1988 as extended to December 31, 1991 filed as Exhibit (19)(g) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.


                                       61




                  (10)(8) Letter agreement with Precision Micron Powders, Inc. extending agreement dated July 25, 1988 to December 31, 1992 - filed as Exhibit
(19)(h) to Annual Report for the year ended December 31, 1991 on Form 10-K and incorporated herein by reference.

                  (10)(9) Revised agreement with Precision Micron Powders, Inc. dated as of February 26, 1993 - filed as Exhibit (19)(i) to Annual Report for the year ended December 31, 1992 on Form 10-K and incorporated herein by reference.

                  (10)(10) Settlement Agreement among Shamrock Technologies, Inc., Robert S. Luniewski and the Company dated November 1, 1994 - filed as Exhibit (19)(j) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.

                  (10)(11) Toll Processing Agreement between Shamrock Technologies, Inc. and the Company dated November 1, 1994 - filed as Exhibit
(19)(k) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.

                  (10)(12) Extension of Toll Processing Agreement dated October 31, 1995 - filed as Exhibit (19)(k)(1) to Amendment No. 1 to Form SB2 and incorporated herein by reference.

                  (10)(13) Amendment to Toll Processing Agreement and to Agreement Modifying and Extending Toll Processing Agreement dated March 17, 1997
- filed as Exhibit (10(13) to Annual Report for the year ended December 31, 1996 on Form 10-KSB and incorporated herein by reference.

                  (10)(14) Purchase and Sale Agreement dated March 17, 1997 between the Company and Shamrock Technologies, Inc. dated March 17, 1997 filed as Exhibit (10)(14) to Annual Report for the year ended December 31, 1996 on Form 10-KSB and incorporated herein by reference.

                  (10)(15)  Release  dated  November 29, 1994 - filed as Exhibit
(19)(1) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.

                  (10)(16) Satisfaction of Judgment dated November 29, 1994 - filed as Exhibit (19)(m) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.

                  (10)(17) Affidavit of Confession of Judgment dated November 29, 1994 - filed as Exhibit (19)(n) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.


                                       62



                  (10)(18) Letter dated June 3, 1996 from Gibney, Anthony & Flaherty, attorneys for Shamrock Technologies, Inc. returning the original Confession of Judgment - filed as Exhibit (10)(18) to Annual Report for the year ended December 31, 1996 on Form 10-KSB and incorporated herein by reference.

                  (10)(19) Financing Agreement between the Company and Rosenthal & Rosenthal, Inc. dated October 17, 1994 - filed as Exhibit (19)(o) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.

                  (10)(20) Extension of Financing Agreement with Rosenthal & Rosenthal, Inc. dated December 22, 1995 - filed as Exhibit (19)(o)(1) to Amendment No. 4 to Registration Statement on Form SB-2 (File No. 33-96330) and incorporated herein by reference.

                  (10)(21) Extension of Financing Agreement with Rosenthal & Rosenthal, Inc. dated April 29, 1996 - filed as Exhibit (10)(21) to Annual Report for the year ended December 31, 1996 on Form 10-KSB and incorporated herein by reference.

                  (10)(22) Agreement between Pilling Weck, Inc. and the Company dated January 10, 1996 - filed as Exhibit (19)(p) to Amendment No. 4 to Registration Statement on Form SB-2 (File No. 33-96330) and incorporated herein by reference.

                  (10)(23) Credit Line and Term Loan Agreements with Apple Bank for Savings dated July 20, 1990 - filed as Exhibit (25) to Amendment No. 1 to Registration Statement No. 33-28660 and incorporated herein by reference.

                  (10)(24) Letter amending Credit Line and Term Loan Agreements from Apple Bank for Savings dated April 4, 1991 - filed as Exhibit (10)(19) to Annual Report for the year ended December 31, 1995 on Form 10-KSB and incorporated herein by reference.

                  (10)(25) Letter confirming Term Loan Agreement from Apple Bank for Savings dated March 24, 1992 - filed as Exhibit (25)(b) to Annual Report for the year ended December 31, 1991 on Form 10-K and incorporated herein by reference.

                  (10)(26) Amendment No. One to Credit Agreement with Apple Bank for Savings dated as of May 12, 1992 - filed as Exhibit (25)(c) to Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

                  (10)(27) Loan Extension Agreement dated November 29, 1994 between the Company and Apple Bank for Savings - filed as Exhibit (25)(d) to Annual Report for the year ended December 31, 1993 on Form 10-K and incorporated herein by reference.

                  (10)(28) Agreement with Dr. Kennard H. Morganstern dated February 7, 1995 - filed as Exhibit (26) to Amendment No. 1 to Form SB2 (File No. 33-96330) and incorporated herein by reference.



                                       63


                  (10)(29)   Joint  Venture   Agreement   between  TFX  Equities
Incorporated and the Company dated as of May 16, 1997.

                  23.1  Consent of Coopers & Lybrand L.L.P.

                  27.1  Financial Data Schedule

         (b) Financial Statement Schedules: All schedules are omitted because they are not applicable, not material, or the required information is shown in the Financial Statements or Notes thereto.

Undertakings

         1. The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1994 Stock Option Plan or at the termination of the offering.

         2. The undersigned registrant also undertakes:

                  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  (b) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, offi-



                                       64


cer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
















                                       65


                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form SB2 to be signed on its behalf by the undersigned, in the Village of Syosset, State of New York, on June 30, 1997

(Registrant)       Medical Sterilization, Inc.
            --------------------------------------------------------------------


By       D. Michael Deignan
  ------------------------------------------------------------------------------
  D. Michael Deignan, Principal Executive Officer & President

         KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, D. Michael Deignan and Harvey Cohen his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form SB2 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form SB2 was signed by the following persons in the capacities and the dates stated.

By       Kennard H. Morganstern
  ------------------------------------------------------------------------------
     Kennard H. Morganstern, Chairman of the Board & Director

Date     June 30, 1997
    -----------------------

By        D. Michael Deignan
  ------------------------------------------------------------------------------
      D. Michael Deignan, Principal Executive Officer, President and Director

Date     June 30, 1997
    -----------------------

By       Paul V. Rossi
  ------------------------------------------------------------------------------
      Paul V. Rossi, Treasurer, Principal Financial and Accounting Officer

Date     June 30, 1997
    -----------------------

By       Larry C. Buckelew
  ------------------------------------------------------------------------------
       Larry C. Buckelew, Director

Date     June 30, 1997
    -----------------------

By       John R. Hoover
  ------------------------------------------------------------------------------
        John R. Hoover, Director

Date     June 30, 1997
    -----------------------

By       John J. Sickler
  ------------------------------------------------------------------------------
       John J. Sickler, Director

Date     June 30, 1997
    -----------------------

By       Forrest R. Whittaker
  ------------------------------------------------------------------------------
      Forrest R. Whittaker , Director

Date     June 30, 1997
    -----------------------

By       Harold L. Zuber, Jr.
  ------------------------------------------------------------------------------
         Harold L. Zuber, Jr., Director

Date     June 30, 1997
    -----------------------


                                       66





                               CONSENT OF COUNSEL

           The consent of Messrs. Murtagh, Cohen & Byrne to the use of its name in the Prospectus included in this Post-Effective Amendment No. 1 to the Registration Statement on Form SB2 is contained in its opinion filed as Exhibit 5 to this Post-Effective Amendment No. 1 to the Registration Statement on Form SB2.




                                       67








                          MEDICAL STERILIZATION, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----
Report of Independent Accounts                                          F-2

Balance Sheet as at December 31, 1996                                   F-3

Statements of Operations for the years ended December 31, 1996
  and 1995                                                              F-4

Statements of Shareholders' Equity for the years ended
  December 31, 1996 and 1995                                            F-5

Statements of Cash Flows for the years ended the years ended
  December 31, 1996 and 1995                                      F-6 - F-7

Notes to Financial Statements                                     F-8 - F-20

Financial Statements for three months ended March 31, 1997
  and March 31, 1996                                              F-21 - F-26












                                      F-1




REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Medical Sterilization, Inc.:

We have audited the financial statements of Medical Sterilization, Inc. listed in the index on page F-1 of this Form 10K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Sterilization, Inc. at December 31, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Melville, New York
March 28, 1997.






                                      F-2




                           MEDICAL STERILIZATION, INC.

                                  BALANCE SHEET

                                December 31, 1996
                               ------------------

         ASSETS:
Current assets
    Cash                                                                             $   75,703
    Trade accounts receivable (net of allowance for
        doubtful accounts of $253,481)                                                2,409,055
    Inventory                                                                           121,075
    Prepaid expenses                                                                     37,380
                                                                                     ----------
         Total current assets                                                         2,643,213
Fixed assets, at cost, net of accumulated depreciation and amortization               4,950,139
Other assets                                                                            160,419
                                                                                     ----------
         Total assets                                                                $7,753,771
                                                                                     ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
    Accounts payable and accrued expenses                                             1,899,550
    Current maturities of long-term debt                                                283,045
    Obligation under capital leases                                                     168,160
                                                                                     ----------
         Total current liabilities                                                    2,350,755
Long-term debt less current maturites                                                 2,082,920
Obligation under capital leases                                                         706,376
                                                                                     ----------
         Total liabilities                                                            5,140,051
                                                                                     ----------

Commitments and contingencies (notes 12 and 13)

Preferred stock:
    Convertible redeemable cumulative preferred stock, par value $.01 per share:
    Series B-authorized 1,000,000 shares, issued and outstanding 687,500 shares       1,667,952
                                                                                     ----------

Shareholders' equity:
    Convertible preferred stock, par value $.01 per share:  Series C - authorized
        2,000,000 shares, issued and outstanding 1,945,625 shares                     1,945,625

    Common stock, par value $.01 per share; authorized 10,000,000 shares, issued
        and outstanding 3,020,496 shares                                                 30,204
    Additional paid-in capital                                                        7,544,036
    Accumulated deficit                                                              (8,574,097)
                                                                                     ----------
         Total shareholders' equity                                                     945,768
                                                                                     ----------

         Total liabilities and shareholders' equity                                  $7,753,771
                                                                                      =========


                        See notes to financial statements
                                       F-3






                           MEDICAL STERILIZATION, INC.

                            STATEMENTS OF OPERATIONS

                                                    Years ended December 31,
                                                  -----------    -------------
                                                      1996           1995
                                                   ---------     ------------
Income:

         Revenue                                  $ 8,626,482    $  8,772,430

         Interest                                           0           2,673
                                                  -----------    -------------

                                                    8,626,482       8,775,103
                                                  -----------    -------------
Costs and expenses:

         Operating                                 6,210,270        6,426,319

         Selling, general and
         administrative                            2,441,665        1,788,012

         Bad debt expense                            559,929           34,000

         Write down of assets                        102,709                0

         Interest                                    307,351          335,199
                                                  -----------    -------------

                                                   9,621,924        8,583,530
                                                  -----------    -------------

(Loss) income before income taxes                   (995,442)         191,573

Income taxes                                               0                0
                                                  -----------    -------------

Net (loss) income                                   (995,442)         191,573

Preferred stock dividends                           (123,552)        (114,400)
                                                  -----------    -------------

Net (loss) income applicable to
common shareholders                              $(1,118,994)       $  77,173
                                                 ============    ============

Net (loss) income per share of
    common stock                                 $     (0.37)       $    0.02
                                                 ============    ============

Weighted average number of
    shares of common stock
    outstanding                                    2,991,893        5,099,415
                                                 ============    ============


                        See notes to financial statements
                                       F-4



                           MEDICAL STERILIZATION, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 for the years ended December 31, 1996 and 1995

                                                                   Series C
                                                                   Convertible
                                          Common stock             Preferred stock          Additional
                                          ------------             ---------------           paid-in       Accumulated
                                       Shares      Amount        Shares        Amount        capital         deficit      Total
                                       ------      ------        ------        ------        -------         -------      -----
Balance,
    December 31, 1994                2,980,496    $29,804       1,945,625     $1,945,625   $7,834,678     ($7,770,228)  $2,039,879
    Accrual of preferred stock
        dividends                                                                            (114,400)                   ( 114,400)
    Costs incurred with stock
        registration                                                                          (32,134)                     (32,134)
    Net income for year                                                                                       191,573      191,573
                                   -----------   ---------     ----------    -----------   ----------     -----------    ----------
Balance,
December 31, 1995                    2,980,496     29,804       1,945,625      1,945,625    7,688,144      (7,578,655)   2,084,918
    Accrual of preferred stock
        dividends                                                                            (123,552)                    (123,552)
    Conversion of options               40,000        400                                       3,600                        4,000
    Costs incurred with stock
        registration                                                                          (24,156)                     (24,156)
    Net loss for year                                                                                        (995,442)    (995,442)
                                   -----------   ---------     ----------    -----------   ----------     -----------    ----------

Balance,
  December 31, 1996                  3,020,496    $30,204       1,945,625    $1 ,945,625   $7,544,036     ($8,574,097)   $ 945,768
                                     =========    =======       =========     ==========   ==========     ===========    =========






                        See notes to financial statements

                           MEDICAL STERILIZATION, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                  Years ended December 31,
                                                                                  ------------------------
                                                                                  1996                1995
                                                                                  ----                ----
Cash flows from operating activities:

    Net income (loss)                                                       $   (995,442)        $   191,573
                                                                               ----------           ---------
     Adjustments  to  reconcile  net
      income  to net cash provided by
      operating activities:
       Depreciation and
         amortization                                                            642,123             647,762
       Provision for bad debt                                                    559,929              34,000
       Write down of assets                                                      102,709                   0
     Changes in assets and
         liabilities:
            (Increase) in receivables                                           (614,986)            (84,644)
            Decrease (increase) in inventory                                      11,589             (61,007)
            Decrease in prepaid expenses                                          34,376              36,018
            Decrease in other assets                                              34,910             133,353
            Increase in accounts payable
              and accrued expenses                                               906,129               7,270
                                                                               ----------           ---------

    Net cash provided by
        operating activities                                                     681,337             904,325
                                                                               ----------           ---------

Cash flows from investing activities:

    Capital expenditures                                                        (849,547)           (682,976)
                                                                               ----------           ---------

    Net cash used in
        investing activities                                                    (849,547)           (682,976)
                                                                               ----------           ---------




                        See notes to financial statements

                           MEDICAL STERILIZATION, INC.

                             STATEMENTS OF CASH FLOW


                                                                                Years ended December 31,
                                                                                ------------------------
                                                                                1996                1995
(Continued)                                                                    -----                ----

Cash flows from financing activities:
    Net proceeds from revolving
        line of credit                                                        $333,978            $503,877
    Repayment of long-term debt                                               (171,121)           (285,838)
    Proceeds from issuance of debt                                              50,000            (225,000)
    Principal payments under capital lease obligations                        (124,178)            (53,376)
    Proceeds from stock options exercised                                        4,000                   0
    Costs incurred in connection with
        stock registration                                                     (24,156)            (32,134)
                                                                               --------            --------

               Net cash provided by (used in)
                financing activities                                            68,523             (92,471)
                                                                               --------            --------

Net (decrease) increase in cash                                                (99,687)            128,878

Cash at beginning of year                                                      175,390              46,512
                                                                               --------            --------

Cash at end of year                                                           $ 75,703            $175,390
                                                                               ========            ========


Supplemental disclosures:

    Interest payments during the years ended December 31, 1996 were and 1995 were $303,000 and $335,000 respectively

    Income taxes paid during the years ended December 31, 1996 and 1995 were $11,774 and $6,498, respectively.

    During 1996 and 1995, the Company accrued dividends of $123,552 and $114,400 respectively on Series B Preferred Stock, in accordance with the Series B Preferred Stock agreement.

    During 1996 the Company recorded surgical instruments under capital lease obligations of $969,693.


                        See notes to financial statements

                           MEDICAL STERILIZATION, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.       Formation and Business:

         Medical Sterilization, Inc. (the "Company") was incorporated in New York State on May 27, 1982. The Company completed construction of its expanded facility in 1985 and initiated off-site sterilization services to health care providers and to manufacturers of disposable medical products, principally in the New York metropolitan area. The Company also provides contract sterilization services to other customers. In addition, the Company uses its radiation facility at Syosset to irradiate polytetraflouoroethylene ("PTFE"), which can then be ground into very small particles for use primarily as an additive to printing inks and as a lubricant. The Company leases its facility in which it has installed steam and radiation sterilization equipment.

         For the fiscal year ended December 31, 1996, the Company's sterilization services for healthcare providers, contract sterilization of disposable medical products and radiation processing of industrial products businesses accounted for approximately 55.1%, 11.0% and 33.9%, respectively, of the Company's revenues, as compared with 53.7%, 15.3% and 31.0%, respectively, for the fiscal year ended December 31, 1995.

         One customer accounted for approximately 33% and 30% of total revenue for 1996 and 1995, respectively. One customer accounted for 40% of revenue from contract sterilization services in 1995. One customer accounted for all of the revenue from PTFE processing service in 1996 and 1995 (See Note 13).

2.       Summary of Significant Accounting Policies:

         Inventory:

         Inventory is stated at the lower of first-in, first-out cost or market.

         Fixed Assets:

         Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets (ranging from 5 to 15 years) and, for leasehold improvements, over the shorter of the useful life of the improvement or the term of the lease. Shrinkage-loss of surgical instruments and containers is provided based upon incurred losses.

         Maintenance and repairs are charged to income in the year incurred. Expenditures which significantly improve or extend the life of the assets are capitalized.

         Upon disposal, the cost and related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in income.

         Accounting for Long-Lived Assets:

         On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. The adoption of SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.

         Accounting for Stock-Based Compensation:

         The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS") No. 123, in 1996. As permitted by SFAS No. 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but provides pro forma disclosures of net income and earnings per share as if the fair value method (as defined in SFAS No. 123) had been applied beginning 1995.

         Earnings Per Share Calculation:

         In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, "Earnings per Share"
("SFAS No. 128"), which establishes standards for computing and presenting Earnings per share (EPS). SFAS No. 128 will be effective for financial statements issued for periods ending after December 15, 1997. Earlier application is not permitted. Management has not yet evaluated the effects of this change on the Company's financial statements.

         Revenue Recognition:

         The Company records revenue for hospital services monthly, in accordance with contractual terms. Revenues for other sterilization and radiation services are recorded upon the completion of processing and/or shipment.

         Concentration of Credit Risk:

         Trade receivables arise from long-term and short-term contracts with healthcare providers. The Company provides instrument sterilization services pursuant to contracts with 53 hospitals and ambulatory surgi-centers. In addition, the Company sterilizes disposable medical products for 48 disposable medical products manufacturers. Receivables also arise from the processing of polytetrafluoroethylene ("PTFE"), also know as ("Teflon.") This process is solely performed for Shamrock Technologies, Inc. To reduce credit risk, the Company performs credit evaluations of its customers but does not generally require collateral. Credit risk is affected by conditions within the economy and the healthcare industry. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

         At December 31, 1996, four customers represented 44% of the accounts receivable balance. The loss of any one customer could have a significant impact on the Company's financial position or results of operations.

         Income Taxes:

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimate related to the realizability of Accounts Receivable. Actual results could differ from those estimates. In the fourth quarter of 1996, the Company increased the allowance for doubtful accounts by $219,000 and recorded additional write-offs of $307,000.

         Net Income (Loss) Per Share of Common Stock:

         Net income (loss) per share of common stock is based on the weighted average number of common shares outstanding during each period adjusted for dividends on preferred stock. Common stock equivalents have been excluded in 1996 from the computation of net loss per share of common stock since the result would be anti-dilutive. Common stock equivalents of 2,118,919 resulting from Series C Convertible Preferred Stock and the effects of options and warrants have been included in the calculation of weighted average shares outstanding in 1995.

         Reclassification:

         Certain items in the 1995 financial statement have been reclassified to conform to the 1996 presentation.

3.       Fixed Assets:

         At December 31, 1996, fixed assets consists of:

         Machinery and equipment                                      $4,708,639
         Leasehold improvements                                        1,921,044
         Surgical instruments                                          4,908,690
         Containers                                                      912,176
Furniture and fixtures                                                   252,220
                                                                      ----------
                                                                      12,702,769
         Less, accumulated depreciation and amortization               7,752,630
                                                                      ----------
                                                                      $4,950,139
                                                                      ==========

         Included in fixed assets at December 31, 1996 are assets recorded under capital leases comprised of:

         Machinery and equipment                                      $  821,635
         Containers                                                       72,245
         Surgical instruments                                            529,089
         Leasehold improvements                                            7,640
                                                                      ----------
                                                                       1,430,609
         Less, accumulated amortization                                  430,560
                                                                      ----------
                                                                      $1,000,049
                                                                      ==========
         See Note 7.

         Repairs and maintenance charged to operations for the years ended December 31, 1996 and 1995 was approximately $91,000 and $180,000, respectively.

4.       Employee Benefit Plans:

         The Company adopted a 401(k) defined contribution plan commencing with the 1995 fiscal year which allows participants to make contributions based on a percentage of their earnings. The Company's contribution for the fiscal years ended December 31, 1996 and 1995 was approximately $34,000 and $22,000 respectively.

5.       Income Taxes:

         Reconciliation of the federal statutory tax rate (benefit) to the effective tax rate is as follows:

                                                               1996       1995
                                                              ----------------
         Expected federal statutory tax rate (benefit)         (34%)       34%

         State and local taxes, net                            ( 6%)        6%
         Limitation (utilization) of net operating losses       40%       (40%)
                                                              ----------------
         Effective tax rate                                      0%         0%
                                                              =================

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1996 are as follows:

         Deferred tax liability:
                  Fixed Assets                                      ($1,055,886)
                                                                     ----------
                           Total deferred tax liability             ( 1,055,886)

         Deferred tax assets:
                  Net operating loss carryforwards                    4,230,887
                  Other                                                 129,892
                                                                     ----------
                           Total deferred tax assets                  4,360,779

         Less valuation allowance                                    (3,304,893)
                                                                     ----------
                           Net deferred tax assets                 $          0
                                                                   ============

         The Company has established a valuation allowance equal to the net deferred tax asset amount as it is more likely than not that the deferred tax asset will not be realized. The net change in the total valuation allowance for the year ended December 31, 1996 was an increase of $362,589 related primarily to current year net operating loss carryforwards.

         During 1995, the Company utilized approximately $320,000 of net operating loss carry forwards for income tax purposes. Such utilization served to eliminate the Company's current tax liability.

         At December 31, 1996, the Company had federal net operating loss carryforwards of approximately $10,577,000, which expire in varying amounts from 1998 through 2012.

6.       Long-Term Debt:


         At December 31, 1996, long-term debt consists of:

         Notepayable to officer and shareholder,  payable in annual installments of $50,000 with interest  payable  monthly at the prime rate (8.25%
             at December 31, 1996) plus 1% (a)                                            $ 166,378

         Note payable to director and shareholder, on demand,
             interest payable monthly at the rate of 2% per annum
             over the prime rate (a)                                                         33,334

         Note payable to bank, payable in monthly installments of
             $12,500, with final payment due October 1998 with interest
             at the rate of 2 1/2% per annum over the prime rate (b)                        615,008


                                      F-12



         Notepayable  to  commercial  lender,  due  January  1998 with  interest payable monthly at the rate of 3 1/2% per annum over
             the prime rate (c)                                                           1,501,245

         Note payable to officer, due on demand, at the rate of 2% per
             annum over the prime rate.                                                      50,000
                                                                                         ----------


                                                                                          2,365,965

                  Less, current maturities (including $133,045 due
                      to related parties)                                                   283,045
                                                                                         ----------

                  Long-term debt (including $116,667 due to
                      related parties)                                                   $2,082,920
                                                                                         ==========



         (a) During 1991, the Board of Directors approved a resolution to repay the debt to the President and the Director at a rate not to exceed 10% of the profits in any quarter and to be limited further by the Company's cash availability. The loans are subordinate to the bank borrowing.

         (b) In November of 1994, the Company renegotiated the term of its bank borrowing facilities. The existing bank loan of $1,514,000 was replaced with a new loan agreement. In connection with this new loan, the Company made a $600,000 payment against the existing principal balance. The remaining principal balance of $914,000 was converted to a four (4) year term loan which bears interest at a rate of prime plus 2 1/2%. The principal is amortized on a monthly basis at the rate of $12,500 per month with a balloon payment of $326,836 due in October, 1998. In addition, the bank exchanged its first lien on the Company's assets for a second lien position. The Company also extended the term of the warrants being held by the bank for an additional three (3) years and reduced the exercise price to $2.00 per share. (See Note 9).

         (c) In November of 1994, simultaneously with the restructuring of its bank loan agreement described above, the Company entered into a line of credit arrangement with a lending institution. The agreement provides for a revolving collateralized line of credit up to $2,000,000. The line of credit is collateralized by substantially all assets of the Company. The Company can borrow up to 70% of its eligible accounts receivable. The interest rate on the facility is prime plus 3 1/2%. The expiration date has been extended to January 1998.

         Average monthly borrowings under the revolving line of credit described above for the year ended December 31, 1996 amounted to $1,558,400 and the related weighted average interest rate was 11.9%. Maximum borrowings at any month end were $1,810,225 in 1996.

         The approximate aggregate principal payment requirements for long-term debt are as follows: 1997 - $283,045; 1998 - $2,016,542; 1999 - $50,000; 2000 -
$16,378, and thereafter - $0.

                                      F-13







         Fair value of long-term debt approximates recorded amounts as similar borrowings have been offered to the Company at comparable rates and maturities.

7.       Capital Leases:

         Future minimum payments as of December 31, 1996 under capital leases for fixed assets are as follows:

         1997                                                       $  283,985
         1998                                                          264,207
         1999                                                          237,189
         2000                                                          218,967
         2001                                                           86,011
                                                                    ----------

         Total minimum lease payments                               $1,090,359

         Less, amount representing interest                            215,82
                                                                    ----------

         Present value of minimum lease payments, including
             $168,160 currently payable at December 31, 1996.       $  874,536
                                                                    ==========

8.       Preferred Stock (See Note 9):

         In November 1994, the Company restructured its Series A Convertible Preferred Stock (as of June 30, 1994 values) which was due to be redeemed on December 31, 1994. Of the 800,000 shares ($2,400,000 face value) of outstanding Series A Convertible Preferred Stock, 50,000 outstanding shares ($150,000 face value) and accrued dividends aggregating $225,000 were converted into a one (1) year term loan with monthly principal and interest payments. This loan bears interest at the rate of prime plus 3 1/2%. This note was paid off in 1995. The Company also granted warrants to purchase 10,000 shares of its Common Stock at $2.00 per share expiring in 1999. The remaining 750,000 shares ($2,250,000 face value) plus accrued dividends of approximately $1,071,000 were exchanged for $1,375,000 of Series B Convertible Preferred Stock and $1,945,625 of Series C Convertible Preferred Stock. The Series B Convertible Preferred Stock is convertible at $2.00 per share into 687,500 shares of Common Stock. This Series B Convertible Preferred Stock is convertible at the option of the holder into Common Stock or cash, at $2.00 per share maturing December 31, 1999. Dividends accrue on this Series B Convertible Preferred Stock at the rate of 8% per year. These dividends may be paid in cash or accrued at the option of the Company. If not paid, accrued dividends are added to the face amount of the Series B Convertible Preferred Stock.

         In the event prior to October 31, 1999, the market price of the Company's Common Stock as quoted on Nasdaq attains a price of $6.00 per share and maintains such price for at least 90 days, the Series B Convertible Preferred Stock will be automatically converted into Common Stock.

                                      F-14




         The Series C Convertible Preferred Stock is automatically convertible at $1.00 per share into 1,945,625 shares of Common Stock on December 30, 2004, or earlier at the option of the holder. There are no dividends payable nor accrued on the Series C Convertible Preferred Stock.

         In the event prior to October 31, 1999, the market price of the Company's Common Stock as quoted on Nasdaq attains a price of $3.00 per share and maintains such price for at least 90 days, the Series C Convertible Preferred Stock will be automatically converted into Common Stock.

9.       Common Stock Warrants (See Note 13):

         In February 1993, for his guarantee for the issuance of a $100,000 bond, the Company issued warrants to purchase 2,500 shares of Common Stock at a price of $2.00 per share exercisable through February 1998, to a director of the Company.

         In November 1994, as part of the settlement of the Shamrock litigation (Note 13) the Company issued warrants to purchase 75,000 shares of its Common Stock at $2.00 per share to Shamrock which expire in 1999. Also in conjunction with the settlement, the Company issued warrants to purchase 40,000 shares of its Common Stock at $2.00 per share to each of two directors of the Company in consideration of their efforts in achieving the settlement. The warrants expire in 1999.

         In March 1994, the Company issued warrants to purchase 25,000 shares of stock at $2.00 per share to a new board member. Such warrants become exercisable as follows: 25% in 1995, 50% in 1996 and 25% in 1997. The warrants expire in 2000.

         In connection with the financing described in Note 6(b), the Company extended the term of a warrant to purchase an aggregate of 100,000 shares of common stock for three (3) years (to expire in 1998) and reduced the exercise price to $2.00 per share.

         In November 1994, the Company issued to a financial institution warrants to purchase 50,000 shares of its common stock at $2.00 per share, expiring in 1999.

         In December 1994, in connection with the conversion of 50,000 shares of Class A convertible stock into debt, the Company issued warrants to purchase 10,000 shares at $2.00 per share, which warrants expire in January 1997.

         In January 1996, the Company issued warrants to purchase 25,000 shares of stock at $2.00 per share to a new board member. Such warrants become exercisable as follows: 25% in 1996, 25% in 1997, 25% in 1998 and 25% in 1999.
The warrants expire in 2001.

         At December 31, 1996, the Company had outstanding warrants to purchase 367,500 shares of common stock at a price of $2.00 per share with the expiration dates through January 2001.


                                      F-15



10.      Stock Option Plan:

         On September 29, 1994, the Board of Directors approved the 1994 Stock Option Plan (the "1994 Plan") and authorized the issuance to up to 1,000,000 shares of Common Stock of the Company upon the exercise of Incentive and Non-Statutory Stock Options which may be granted pursuant to the Plan. The Plan was approved by the shareholders at a meeting held on July 20, 1995. In 1996, the Board of Directors authorized another 500,000 shares of Common Stock to be issued under the 1996 Plan which was approved by shareholders on May 25, 1996.

         Incentive Stock Options may be granted only to key employees, including officers or directors who are employees of the Company, and are exercisable immediately or in installments following a period of two (2) years after grant but within ten (10) years from the date of grant (five (5) years in the case of options granted to holders of more than 10% of the Company's voting stock). The exercise price must be at least equal to the fair market value of the Company's common stock on the date granted (110% in the case of 10% shareholders). At December 31, 1996, Incentive Stock Options for an aggregate of 418,420 shares of common stock at exercise prices ranging from $.74 to $1.06 were outstanding.

         Non-Qualified Stock Options may be granted under the Plan or otherwise to officers, consultants, and key employees. The exercise price is not limited and may be below the fair market value of the Company's common stock on the date of grant. At December 31, 1996, Non-Qualified Options for an aggregate of 662,500 shares of common stock at exercise prices ranging from $.74 to $9.00, were outstanding.

         A summary of activity under the stock option plans follows:

                                                             1996         1995
                                                          ---------     -------

Shares under option, beginning of year                      894,750     612,250
Options cancelled                                            (1,000)     (2,500)
Options granted:  Stock options, at exercise prices
    ranging from $ .74 to $1.19                             227,170     285,000
Options exercised at excise price of $.10 per share         (40,000)
                                                          ---------     -------
Shares under option, end of the year ranging from
    $.74 to $9.00 per share                               1,080,920     894,750
                                                          =========     ========
Unoptioned shares available for future grants               379,080     105,250
                                                          =========     ========

         At December 31, 1996, options under the 1996 Plan and previous plan were exercisable for 953,043 shares. In connection with the aforementioned plan, 1,500,000 shares of the Company's common stock have been reserved for future issuance.

         As discussed in Note 1, the Company has applied the disclosure-only provision SFAS 123. Had compensation cost been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below for the years ended December 31, 1996 and 1995:

                                      F-16





                                                       1996            1995

Net (loss) income attributable to common
    shareholders as reported                         (1,118,994)      77,173
                                                     ===========    =========
Pro forma (loss)                                     (1,216,201)     (76,227)
                                                     ===========    =========
(Loss) earnings per share as reported                      (.37)         .02
                                                     ===========    =========
Pro forma (loss) per share                                 (.41)       (.03)
                                                     ===========    =========

         The weighted average fair value of each option has been estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively; no dividend yield; expected volatility of 90%; risk-free interest rate (ranging from 5.07% - 6.57%); and expected lives ranging from approximately
1.5 to 5 years. Weighted averages are used because of varying assumed exercise dates.

         A summary of the status of the Company's stock option plans as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below.


                                                 December 31, 1996             December 31, 1995
                                            ----------------------------------------------------------
                                                             Weighted                     Weighted
                                                              Average                      Average
                                                             Exercise                     Exercise
                                              Shares           Price         Shares         Price
                                            --------        ---------      --------        ------
Outstanding at beginning of year             894,750            .76         612,250          .77
    Granted                                  227,170           1.03         285,000          .83
    Exercised                                (40,000)           .10          (2,500)        9.00
    Canceled                                  (1,000)           .74
                                           ---------                      ---------
Outstanding at end of year                 1,080,920            .84         894,750          .76
                                           =========                      =========

Options exercisable at year end              953,043                        701,000
                                           =========                      =========
Weighted average fair value of
    options granted during the year     $        .73                       $    .54
                                           =========                      =========


         The  following  table  summarizes   information   about  stock  options
outstanding at December 31, 1996 (shares in thousands):

                                    Weighted
                                     Average           Weighted                         Weighted
Range of                            Remaining           Average                          Average
Exercise            Shares         Contractual         Exercise          Shares        Exercisable
 Prices           Outstanding         Life              Price          Exercisable        Price
$ .74 to $ .75      841,250             8              $ .74             816,250       $    .74
$1.06               137,170             4               1.06              34,293           1.06
$1.19 to $1.25      100,000            10               1.22             100,000           1.22
$9.00                 2,500             2               9.00               2,500           9.00
                  -----------      -----------       ----------        ------------    ------------
$ .74 to $9.00    1,080,920             8              $ .84             953,043       $    .82


                                      F-17



11.      Related Party Transactions:

         As of December 31, 1996 and 1995, members of the law firm previously serving as general counsel for the Company owned 48,057 shares of common stock. Fees for legal services rendered by the law firm approximated $20,500 and $80,000 for the years ended December 31, 1996 and 1995, respectively.

         See Notes 6 and 9 for other related party transactions.

12.      Commitments and Contingencies:

         The Company leases its operating facility and certain equipment under operating leases. The lease for the facility in Syosset, New York, was renewed in November 1995, with the following terms: (a) term of the lease is five (5) years until March 2001, (b) annual rental to be $456,000 for the first three (3) years and $504,000 for the remaining two (2) years.

         The equipment leases have terms up to five (5) years.

         Minimum annual rental commitments for non-cancelable operating leases at December 31, 1996, are as follows:

                           Year ending
                           December 31,                Amount
                           -----------            ------------
                                1997                 $  646,000
                                1998                    606,000
                                1999                    593,000
                                2000                    519,000
                                2001                     87,000
                                                   ------------
                                                     $2,451,000
                                                   ============

         The accompanying financial statements reflect rent expense on a straight line basis over the terms of the leases as required by generally accepted accounting principles. Rent expense was approximately $705,000 and $684,000 and for the years ended December 31, 1996 and 1995, respectively.

         The Company purchases from surgical instrument manufacturers the surgical instruments included in Instrument Sets that are utilized in providing the Company's services. Pursuant to a sales and marketing agreement entered into with Pilling Weck, a national surgical instrument manufacturer and a division of Teleflex, Inc., the Company has agreed to purchase the majority of its surgical instrument requirements from Pilling Weck, and Pilling Weck has agreed to supply surgical instruments to the Company, as well as to be the exclusive sales and marketing agent for MSI in the United States.



                                      F-18







13.      Litigation:

         (a) In November 1994, the Company reached an agreement with the plaintiff, Shamrock Technologies Inc. ("Shamrock"), in which the judgment that had been awarded in the approximate amount of $3,500,000, including interest, was satisfied. The Company had given to Shamrock, as security, a confession of judgment in the amount of $1,250,000. In June 1996, the Company received from Shamrock the release of the Confession of Judgment.

         As part of the settlement, Shamrock agreed to purchase $3.3 million of tolling or processing services for 18 months beginning November 1994, at prices which provide a gross margin to the Company on such services. At the end of the tolling agreement, the Company must refrain from participating in the PTFE processing business.

         In November 1995, the Company and Shamrock entered into an agreement modifying and extending the Toll Processing Agreement. The agreement was extended through June 30, 1997 with Shamrock having the right to extend it further to December 31, 1997.

14.      Subsequent Events:

         In January 1997, approximately 45% of the voting shares of the Company's stock was acquired by TFX Equities, Inc., a wholly owned subsidiary of Teleflex, Inc., a diversified publicly held company through the purchase of Series B and Series C Convertible Preferred Stock from the previous owners of such stock. In connection with this transaction, TFX Equities, Inc., received three (3) seats out of the seven (7) seats on the Company's Board of Directors.

         In January 1997, the Company entered into a loan agreement with TFX Equities, Inc. The principal amount of the loan is $500,000 and bears interest at the rate of prime plus 1%. The note is due and payable on January 31, 1998.

         In February 1997, the Company issued an additional 150,000 shares of its common stock to TFX Equities, Inc., for $2.00 per share. The shares were used to reduce accounts payable owed to another subsidiary of Teleflex, Inc., incurred for instrument purchases.

         In March 1997, the Company entered into a purchase and sale agreement with Shamrock Technologies, Inc., to sell the Company's electron beam accelerator. Under the agreement the Company, would receive approximately $1,250,000 for the beam and related equipment with closing of the sale of the beam being estimated as April 30, 1998, at which time title to the beam would transfer to Shamrock Technologies, Inc. In addition, Shamrock has posted a $500,000 standby letter of credit in escrow.

         In conjunction with this sale, the Company has expensed approximately $103,000 in 1996 as a reduction of the recorded amount of the assets to be sold to Shamrock Technologies, Inc.

         The March 19, 1997 Letter of Intent to enter into a joint marketing agreement with E-BEAM provides for the transfer of the Company's contract sterilization and industrial




                                      F-19








processing customers at a price of 15% of related revenues up to $350,000. Upon execution of the agreement the Company will receive a deposit against future royalties of $150,000.

         Upon consummation of the sale of the electron beam accelerator to Shamrock and the remaining contract sterilization and industrial processing business to E-BEAM, the Company will be relying on revenues from its sterilization processing of Surgical Instrument Sets. Revenue generated by the Accelerator to be sold approximated $3,900,000 and $4,061,000 in 1996 and 1995, respectively. Management intends to replace these revenues with revenues from its Surgical Instrument Set business.





                                      F-20



                           MEDICAL STERILIZATION, INC.
                                  Balance Sheet
                                  -------------

                                                                                      March 31, 1997
                                                                                        (unaudited)
                                                                                      --------------
         ASSETS
         ------
Current assets
         Cash                                                                          $     22,264
         Accounts receivable, less allowance for
             doubtful accounts of $207,850                                                2,445,809
         Inventory                                                                          105,141
         Prepaid expenses                                                                   177,938
                                                                                        ------------

                  Total current assets                                                    2,751,152
                                                                                        ------------

Fixed assets, at cost, less accumulated
    depreciation and amortization                                                         5,127,477
Other assets                                                                                246,188
                                                                                        ------------

                  Total assets                                                         $  8,124,817
                                                                                       ============
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

Current liabilities
         Accounts payable and accrued expenses                                         $  1,654,494
         Short term note payable                                                             97,579
         Current maturities of long-term debt                                             2,007,944
         Current obligation under capital lease                                             168,160
                                                                                        ------------

                  Total current liabilities                                               3,928,177
                                                                                        ------------

Long-term liabilities
         Long-term debt, less current maturities                                            531,676
         Obligation under capital lease                                                     659,244
                                                                                        ------------

                  Total liabilities                                                       5,119,097
                                                                                        ------------

Commitment and contingencies (Note 4):

Preferred Stock
         Convertible redeemable  cumulative  preferred stock, par value $.01 per share, Series B Authorized 1,000,000 shares, issued and
             outstanding 687,500 shares                                                   1,698,840
                                                                                        ------------

                                    Continued
                        See notes to financial statements

                                      F-21






                           MEDICAL STERILIZATION, INC.
                                  Balance Sheet
                                  -------------
                                    Continued
                                                                March 31, 1997
                                                                  (unaudited)
                                                                 -------------

Shareholders' equity
         Convertible Preferred Stock Series C
             Authorized 2,000,000 shares, issued
             and outstanding 1,945,625 shares                      1,945,625

         Common stock, par value $.01 per share
             Authorized 10,000,000 shares, issued
             and outstanding 3,170,496 shares                         31,704
         Additional paid-in capital                                7,811,648
         Accumulated deficit                                      (8,482,097)
                                                                  -----------
                  Shareholders' equity                             1,306,880
                                                                  -----------

Total liabilities and shareholders' equity                        $8,124,817
                                                                  ===========









                        See notes to financial statements


                                      F-22








                           MEDICAL STERILIZATION, INC.
                            Statements of Operations
                           --------------------------
                                   (Unaudited)

                                                         For the three months
                                                            ended March 31,
                                                         --------------------
                                                         1997            1996
                                                         ----            ----
Income
------
         Revenue                                      $2,266,015     $2,056,090

                                                      ----------      ---------
                                                       2,266,015      2,056,090


Costs and Expenses
------------------
         Operating                                     1,554,386      1,479,086
         Selling, general and administrative             516,167        599,081
         Interest                                        103,462         74,992
                                                      ----------      ---------
                                                       2,174,015      2,153,159
                                                      ----------      ---------

Income (loss) before income taxes                         92,000        (97,069)

Income taxes                                                   0              0
                                                      ----------     ----------

Net income (loss)                                         92,000        (97,069)

Preferred stock dividends                                 30,888         30,888
                                                      ----------     ----------

Net income (loss) applicable to common
    shareholders                                      $   61,112     $ (127,957)
                                                      ==========     ==========

Weighted average shares of common stock
    outstanding                                        5,289,415      2,980,496
                                                      ----------     ----------

Net income (loss) per share of common
    stock (Note 2)                                    $      .01     $     (.04)
                                                      ==========     ==========







                        See notes to financial statements


                                      F-23





                           MEDICAL STERILIZATION, INC.
                            Statements of Cash Flows
                            ------------------------
                                   (Unaudited)

                                                                                         For the three months
                                                                                            ended March 31,
                                                                                         --------------------
                                                                                        1997               1996
Cash flows from operating activities:                                                   ----               ----
         Net income (loss)                                                           $ 92,000          $ (97,069)
         Adjustments to reconcile net income to net
             cash provided by operating activities:
                 Depreciation and amortization                                        188,097            151,098
         Changes in assets and liabilities:
                 (Increase) in receivables                                            (36,754)          (162,671)
                 Decrease in inventory                                                 15,934              6,523
                 (Increase) in prepaid expenses                                      (140,558)          (223,710)
                 (Increase) in other assets                                           (85,769)            (6,200)
                 Increase in accounts payable
                     and accrued expenses                                              54,944            407,265
                                                                                     --------           --------

                           Net cash provided by
                               operating activities                                    87,894             75,236
                                                                                     --------           --------

Cash flows from investing activities:
         Capital expenditures                                                        (365,435)          (406,966)
                                                                                     --------           --------

                           Net cash used in investing
                               activities                                            (365,435)          (406,966)
                                                                                     ---------          --------

Cash flows from financing activities:
         Borrowing (repayment) under
             financing agreement                                                      107,633           (362,360)
         (Repayment) borrowing under
             short-term notes payable                                                 (35,466)            81,514
         Borrowing of long-term debt                                                  199,067            456,018
         Principal payments under capital lease
             obligations                                                              (47,132)            (9,251)
                                                                                                               0
                                                                                     ---------          ---------

                           Net cash provided by
                               financing activities                                   224,102            165,921
                                                                                     ---------          ---------

Net (decrease) in cash                                                                (53,439)          (165,809)

Cash at beginning of period                                                            75,703            175,390
                                                                                     ---------          ---------

                           Cash at end of period                                     $ 22,264          $   9,581
                                                                                     =========         ==========




                        See notes to financial statements



                                      F-24


                           MEDICAL STERILIZATION, INC.

                          Notes to Financial Statements

     1.       Unaudited Statements:
              --------------------

              The accompanying unaudited financial statements have been prepared by the Company in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying financial statements contain all adjustments necessary to present a fair statement of the results for the interim period presented. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report filed on Form 10-KSB for the year ended December 31, 1996.

     2.       Net Income Per Share of Common Stock:
              ------------------------------------

              Net Income per share of common stock is based on the weighted average number of shares of common stock outstanding during each period adjusted for undeclared dividends on Preferred Stock. Common stock equivalents of approximately 2,133,000 shares have been included for the computation of net income per share for March 31, 1997. Common stock equivalents have been excluded from the computation of net income per share of common stock for March 31, 1996 since the result would be anti-dilutive.

     3.       Earnings Per Share Calculation:
              ------------------------------

              In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), which establishes standards for computing and presenting Earnings per Share (EPS). SFAS No. 128 will be effective for financial statements issued for periods ending after December 15, 1997. Earlier application is not permitted. Management has not yet evaluated the effects of this change on the Company's financial statements.

     4.       Subsequent Events:
              -----------------

              In April 1997 the Company entered into a master operating lease agreement with North Fork Bank in the amount of $1,500,000. The lease provides for draw downs to purchase instruments for inventory and will be classified as an operating lease. The agreement has an interest rate of prime plus 1/2% which is set at each draw down. The lease agreement is guaranteed by Teleflex, Inc.

                                      F-25








              In April 1997, the Company entered into a joint marketing agreement and an agreement to sell its contract sterilization business effective December 31, 1997. The Company, under the terms of the agreement, will receive a maximum purchase price of $350,000 for the business based on a schedule of royalties earned at up to 15% of related revenues from January 1, 1998 to December 31, 1999. The Company received a $150,000 deposit on the sale which is nonrefundable and is to be applied to the first $150,000 of royalties. The Company is obligated to pay commissions of 10% of revenues in excess of $50,000 per month of contract sterilization business during the period of April 17, 1997 and the expiration of the Company's toll processing agreement.

              Upon consummation of the sale of the electron beam accelerator (see 1996 10-KSB) to Shamrock and the remaining contract sterilization and industrial processing business to E-BEAM (see above), the Company will be relying on revenues from its sterilization processing of Surgical Instrument Sets. Revenue generated by the Accelerator to be sold approximated $3,900,000 and $4,061,000 in 1996 and 1995, respectively. Management intends to replace these revenues with revenues from its Surgical Instrument Set business.






                                      F-26






                           MEDICAL STERILIZATION, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                      CONDITIONS AND RESULTS OF OPERATIONS


     LIQUIDITY AND CAPITAL RESOURCES
     -------------------------------

         Current Assets have increased approximately $108,000 to $2,751,152 at March 31, 1997 compared to $2,643,213 at December 31, 1996. The increase was primarily due to a $140,558 increase in prepaid expenses (primarily insurance) offset partially by a $53,439 decrease in cash. The Company had negative working capital of approximately ($1,177,025) at March 31, 1997 compared to approximately $292,458 at December 31, 1996. This decrease of approximately $1,469,483 was the result of the reclassification of the note payable to a commercial lender of approximately $1,274,899 from long-term liabilities to current liabilities reflecting the due date of January 1998, the loan agreement with TFX Equities, Inc. of $500,000 due January 31, 1998 and a decrease of $53,439 in cash offset by a $140,558 increase in prepaid expenses (primarily insurance) and an increase of $36,754 in accounts receivable. There was a decrease in the working capital ratio, to .70 to 1 at March 31, 1997 versus 1.12 to 1 at December 31, 1996. This was directly the result of the loan reclassifications described above.

         In February 1997 the Company issued an additional 150,000 shares of its common stock to TFX Equities, Inc., for $2.00 per share. The shares were used to reduce accounts payable owed to another subsidiary of Teleflex, Inc., incurred for instrument purchases.

         In April 1997 the Company entered into a master lease agreement with North Fork Bank in the amount of $1,500,000. The lease provides for draw downs to purchase instruments for inventory and will be classified as an operating lease. The agreement has an interest rate of prime plus 1/2% which is set at each draw down. The lease agreement is guaranteed by Teleflex, Inc.

         The Company currently plans to expand its business both geographically and by increasing its portfolio of reprocessing services to include new service offerings such as EtO sterilization and consulting services. The Company believes that the anticipated future cash flow from operations, along with its cash on hand and available funds under its working capital line of credit will be sufficient to meet working capital requirements during 1997. There can be no assurance, however, that the Company will not require additional working capital and, if it does require such capital, that such capital will be available to the Company on acceptable terms, if at all.

         As mentioned above the Company's working capital line of credit becomes due in January 1998. While the Company believes it will be able to refinance and/or restructure this agreement there can be no assurance, however, that it will be able to do so.

                                      F-27






     INFLATION
     ---------

         The Company does not anticipate that inflation will have any significant effect on its business particularly since the United States, the only market in which the Company currently intends to operate, is presently experiencing a relatively low rate of inflation.

     RESULTS OF OPERATIONS
     ---------------------

     REVENUES
     --------

         Revenues for the three months ended March 31, 1997 increased approximately $209,000 or 10% to approximately $2,266,000 from revenues of approximately $2,056,000 for the three months ended March 31, 1996. The increase in revenues was attributable to an approximate $87,000 increase in revenues or a 45.7% increase in the Company's radiation processing of industrial products business, an approximate $82,000 or 12.1% increase in revenues in the Company's contract sterilization business, and an approximate $40,000 or 3.4% increase in the Company's revenue in its hospital services division.

     COSTS AND EXPENSES
     ------------------

         Total expenses increased  approximately  $21,000 or 1% to approximately
     $2,174,000 for the three months ended March 31, 1997 compared to approximately $2,153,000 for the three months ended March 31, 1996. Operating expenses have increased approximately $75,000 or 5.1% due to increases in salaries and supplies to support the increased sales volume. Selling, general and administrative expenses have decreased approximately $83,000 or 13.8% due primarily to certain national marketing expenses being borne by Teleflex, Inc. whereas last year they were borne by MSI and at reduced legal expenses. Interest expense increased approximately $28,000 or 37.9% due to increased capital leases used to purchase surgical instruments and the additional borrowing of $500,000 from TFX Equities, Inc.

     NET INCOME (LOSS)
     -----------------
     APPLICABLE TO COMMON SHAREHOLDERS
     ---------------------------------

         Net income applicable to common shareholders was approximately $61,000 or $.01 per share for the three months ended March 31, 1997 compared to net
     (loss) of approximately ($128,000) or ($.04) per share for the three months ended March 31, 1996.




                                      F-28